                              CREDIT AGREEMENT

                                BY AND AMONG

                    METRO INFORMATION SERVICES, INC.,

                             as Borrower, and

                             NATIONSBANK, N.A.,

                              SIGNET BANK and

                               CRESTAR BANK,

                                 as Lenders

                                LINES OF CREDIT

                                June 20, 1997



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                               TABLE OF CONTENTS

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ARTICLE 1..............................................................................          1

   SECTION 1.1 DEFINITIONS.............................................................          1

       (2) APPLICABLE SPREAD COMPONENT.................................................          2

       (4) LIBOR RATE..................................................................          6

       (3) PRIME RATE..................................................................         10

       (1) PRINCIPAL AMOUNT............................................................         10

   SECTION 1.2 OTHER DEFINITIONAL PROVISIONS...........................................         11

ARTICLE 2..............................................................................         12

   SECTION 2.1 COMMITMENTS.............................................................         12

   SECTION 2.2 COMMITMENT FEES.........................................................         13

   SECTION 2.3 USE OF PROCEEDS.........................................................         13

   SECTION 2.4 NOTES...................................................................         13

   SECTION 2.5.........................................................................         13

    (B) OPTIONS........................................................................         13

    (C) SELECTING AN INTEREST RATE.....................................................         14

      (1) LIBOR SET RATE REQUEST.......................................................         14

     (D) ADJUSTMENTS TO INTEREST RATE OPTIONS..........................................         14

     (E) REGULATORY CHANGES............................................................         15

     (F) INABILITY TO DETERMINE LIBOR RATE.............................................         16

     (G) PREPAYMENT PENALTY............................................................         16

     (H) FALL BACK INTEREST RATE.......................................................         17

     (I) DEFAULT RATE..................................................................         17

   SECTION 2.6 PRINCIPAL PAYMENTS......................................................         17

   SECTION 2.7 PAYMENT OF INTEREST ON THE LOAN.........................................         17

   SECTION 2.8 CALCULATION OF INTEREST RATES...........................................         17

ARTICLE 3..............................................................................         17

   SECTION 3.1 BORROWING PROCEDURES....................................................         17

     (A) NOTICE OF BORROWING...........................................................         17

     (B) FUNDING.......................................................................         17

     (C) LENDER OBLIGATIONS SEVERAL....................................................         18

   SECTION 3.2 COLLATERAL..............................................................         18

     (B) LENDERS' COLLATERAL RIGHTS....................................................         18

   SECTION 3.3 PAYMENTS GENERALLY......................................................         18

   SECTION 3.4 CONFLICTS WITH ACCOUNT CONTRACTS........................................         19

ARTICLE 4..............................................................................         19

   SECTION 4.1 INITIAL ADVANCE OR LETTER OF CREDIT.....................................         19

     (A) NOTES.........................................................................         19

     (B) FINANCIAL INFORMATION.........................................................         19

     (C) OFFICERS' CERTIFICATE.........................................................         19

     (D) RESOLUTIONS OF................................................................         20

     (E) INCUMBENCY CERTIFICATE OF.....................................................         20

     (F) INCORPORATION/GOOD STANDING CERTIFICATES......................................         20

     (G) CHARTER AND BYLAWS............................................................         20

     (J) OPINION OF BORROWER'S COUNSEL.................................................         20

     (K) COLLATERAL DOCUMENTS..........................................................         20

     (M) ADDITIONAL INFORMATION........................................................         21

   SECTION 4.2 ALL ADVANCES............................................................         21

     (A) NO DEFAULTS...................................................................         21

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     (B) COMPLIANCE WITH AGREEMENTS....................................................         21

     (C) NO MATERIAL ADVERSE CHANGE....................................................         21

     (D) CONTINUED COMPLIANCE..........................................................         21

     (E) REPRESENTATIONS AND WARRANTIES................................................         21

     (F) FINANCIAL STATEMENTS..........................................................         21

     (G) SOLVENCY/BANKRUPTCY PROCEEDINGS...............................................         22

   SECTION 4.3 RELIANCE ON CERTIFICATES................................................         22

ARTICLE 5..............................................................................         22

   SECTION 5.1.........................................................................         22

     (A) ORGANIZATION AND GOOD STANDING................................................         22

     (B) AUTHORIZATION AND POWER.......................................................         22

     (C) NO CONFLICTS OR CONSENTS......................................................         22

     (D) ENFORCEABLE OBLIGATIONS.......................................................         23

     (E) FINANCIAL CONDITION...........................................................         23

     (F) FULL DISCLOSURE...............................................................         23

     (G) NO DEFAULT....................................................................         23

     (H) MATERIAL AGREEMENTS...........................................................         23

     (I) TAXES.........................................................................         24

     (J) PRINCIPAL OFFICE, ETC.........................................................         24

     (K) ERISA.........................................................................         24

     (L) COMPLIANCE WITH LAW...........................................................         24

     (M) GOVERNMENTAL REGULATION.......................................................         24

     (N) INSIDER.......................................................................         25

     (O) INDEBTEDNESS, PROPERTY OWNERSHIP AND LIENS....................................         25

     (P) STOCK OWNERSHIP AND PLEDGE....................................................         25

     (Q) LITIGATION....................................................................         25

   SECTION 5.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES..............................         25

ARTICLE 6..............................................................................         26

   SECTION 6.1 FINANCIAL STATEMENTS, REPORTS AND DOCUMENTS.............................         26

     (A) QUARTERLY STATEMENTS..........................................................         26

     (B) ANNUAL STATEMENTS.............................................................         26

     (C) AUDIT REPORTS.................................................................         26

     (D) OTHER REPORTS.................................................................         27

     (E) COMPLIANCE CERTIFICATE........................................................         27

     (G) OTHER INFORMATION.............................................................         27

   SECTION 6.2 PAYMENT OF TAXES AND OTHER INDEBTEDNESS.................................         27

   SECTION 6.3 MAINTENANCE OF EXISTENCE AND RIGHTS; CONDUCT OF BUSINESS................         27

   SECTION 6.4 OTHER NOTICES...........................................................         28

   SECTION 6.5 COMPLIANCE WITH LOAN DOCUMENTS..........................................         28

   SECTION 6.6 COMPLIANCE WITH MATERIAL AGREEMENTS.....................................         28

   SECTION 6.7 OPERATIONS AND PROPERTIES...............................................         28

   SECTION 6.8 BOOKS AND RECORDS; ACCESS...............................................         28

   SECTION 6.9 COMPLIANCE WITH LAW.....................................................         28

   SECTION 6.10 INSURANCE..............................................................         29

   SECTION 6.11 AUTHORIZATIONS AND APPROVALS...........................................         29

   SECTION 6.12 ERISA COMPLIANCE.......................................................         29

   SECTION 6.13 FINANCIAL COVENANTS....................................................         29

     (A) MAXIMUM FUNDED DEBT TO CAPITALIZATION RATIO...................................         29

     (B) MINIMUM INTEREST COVERAGE.....................................................         29

     (C) MINIMUM CURRENT RATIO.........................................................         29

     (D) MAXIMUM FUNDED DEBT TO EARNINGS RATIO.........................................         30

     (E) MINIMUM NET WORTH STEP UP.....................................................         30

   SECTION 6.14 SUBSIDIARIES...........................................................         30
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   SECTION 6.15 ACQUIRED COMPANIES.....................................................         30

   SECTION 6.16 MINIMUM GROSS REVENUES.................................................         31

   SECTION 6.17 STOCK OF SUBSIDIARIES..................................................         31

   SECTION 6.18 ARTICLES AND BYLAWS....................................................         31

ARTICLE 7..............................................................................         31

   SECTION 7.1 NO GUARANTEES...........................................................         31

   SECTION 7.2 CERTAIN TRANSACTIONS....................................................         31

   SECTION 7.3 LIMITATION ON SALE OF PROPERTIES; LIENS.................................         31

   SECTION 7.4 NAME AND ACCOUNTING METHOD..............................................         32

   SECTION 7.5 LIQUIDATION, MERGER OR CONSOLIDATION....................................         32

   SECTION 7.6 ACQUISITIONS............................................................         32

   SECTION 7.7. INDEBTEDNESS...........................................................         32

   SECTION 7.8 MARGIN SECURITIES.......................................................         33

   SECTION 7.9 REMOTE SUBSIDIARIES.....................................................         33

ARTICLE 8..............................................................................         33

   SECTION 8.1 INDEMNITY BY BORROWER...................................................         33

ARTICLE 9..............................................................................         34

   SECTION 9.1 EVENTS OF DEFAULT.......................................................         34

   SECTION 9.2 REMEDIES UPON EVENT OF DEFAULT..........................................         36

   SECTION 9.3 NOTICES OF DEFAULT......................................................         37

   SECTION 9.4 PERFORMANCE BY LENDERS..................................................         37

ARTICLE 10.............................................................................         38

   SECTION 10.1 STRICT COMPLIANCE......................................................         38

   SECTION 10.2 MODIFICATION...........................................................         38

   SECTION 10.3 ACCOUNTING TERMS AND REPORTS...........................................         38

   SECTION 10.4 WAIVER.................................................................         38

   SECTION 10.5 PAYMENT OF EXPENSES....................................................         38

   SECTION 10.6 NOTICES................................................................         39

   SECTION 10.7 GOVERNING LAW..........................................................         40

   SECTION 10.8 CHOICE OF FORUM; CONSENT TO SERVICE OF PROCESS AND JURISDICTION........         40

   SECTION 10.9 INTENTIONALLY OMITTED..................................................         41

   SECTION 10.10 INVALID PROVISIONS....................................................         41

   SECTION 10.11 MAXIMUM INTEREST RATE.................................................         41

   SECTION 10.12 NONLIABILITY OF LENDERS...............................................         41

   SECTION 10.13 OFFSET................................................................         41

   SECTION 10.14 SHARING SET OFF.......................................................         42

   SECTION 10.15 BINDING EFFECT........................................................         42

   SECTION 10.16 ENTIRETY..............................................................         42

   SECTION 10.17 HEADINGS..............................................................         42

   SECTION 10.18 SURVIVAL..............................................................         42

   SECTION 10.19 NO THIRD PARTY BENEFICIARY............................................         43

   SECTION 10.20 SEVERAL OBLIGATIONS...................................................         43

   SECTION 10.21 INCREASED COSTS.......................................................         43

   SECTION 10.22 MULTIPLE COUNTERPARTS.................................................         43

   SECTION 10.22 SEAL..................................................................         44

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                                         iv

                     LINES OF CREDIT TOTALLING $39,900,000

    THIS CREDIT AGREEMENT (the "Agreeement) is entered into as of this 20th day of June, 1997, by and among METRO INFORMATION SERVICES, INC., a Virginia corporation (hereinafter referred to as "Borrower"); NATIONSBANK, N.A. ("NationsBank"); SIGNET Bank ("Signet"); and CRESTAR BANK ("Crestar") (hereinafter collectively referred to as "Lenders" and individually as a "Lender").

                             W I T N E S S E T H :

RECITALS

    A. Borrower has requested that NationsBank, Signet and Crestar (hereinafter, sometimes collectively referred to as the "Lenders" or each individually as a "Lender") each provide Borrower with a line of credit facility in the amount of $13,300,000, and each of the Lenders is willing to provide a facility in the amount of $13,300,000 to Borrower upon the terms and subject to the conditions herein set forth;

    B. In lieu of documenting the line of credit facilities with separate credit agreements for each of the Lenders, the Lenders have agreed to document their credit relationships with the Borrower through a single agreement.

AGREEMENT

    For and in consideration of the mutual promises herein contained and for other valuable consideration, the parties agree as follows:

                          ARTICLE 1
                     DEFINITION OF TERMS

    Section 1.1 Definitions. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

    "Additional Costs" means any costs, losses or expenses incurred by the Lenders, which are attributable to the Lenders' making or maintaining the Loans, or their obligation to make any Advances or any reduction in any amount receivable by the Lenders under the Loans.

    "Advance" means a disbursement by any of the Lenders of a sum loaned to Borrower pursuant to this Agreement.

    "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

    "Agreement" means this Credit Agreement, as the same may be amended, modified or supplemented from time to time.

    "Agreement Year" means each year ending on the anniversary date of this Agreement.

    "Applicable Spread Component" means the number of basis points ("bps") which are to be added to the LIBOR Rate in determining the LIBOR Set Rate based on the Borrower's performance under the Financial Criteria as of the end of the prior Fiscal Quarter. The Applicable Spread Components are more particularly set forth in the "Grid Performance Model" and are expressed as basis points.

    "Base Rate" means, with respect to any portion of the Loan (i) not subject to a LIBOR Set Rate or (ii) requested by the Borrower to which the Base Rate shall apply, the rate per annum (expressed as a percentage) determined by each Lender to be equal to the greater of the Prime Rate or the overnight Federal Funds Rate, plus fifty (50) basis points.

    "Business Day" means any day on which the Lenders are open for business in Virginia (other than a Saturday).

    "Capital Lease" means any lease of property, real or personal, which should be capitalized on a consolidated balance sheet of the Borrower prepared in accordance with GAAP.

    "Collateral" means the property and assets securing the Obligations described in Section 3.2.

    "Collateral Documents" means the Security Agreements and all other documents necessary to create and/or perfect each Lender's first priority security interest in the Collateral.

    "Commitment" means, with respect to each Lender, $13,300,000.

    "Commitment Period" means the period beginning on the date hereof and ending on the Commitment Termination Date.

    "Commitment Termination Date" means June 20, 2002, as extended, pursuant to Section 2.1, or such earlier date as Borrower may designate by not less than 30 days' advance written notice to a Lender.

    "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person (excluding the power to cast votes by proxy) whether through the ownership of Voting Shares or by contract or otherwise.

    "Corporate Income Taxes" means federal and state income taxes paid or payable by the Borrower.

    "Current Assets" means, as of any date, the value of the current assets which are reflected on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP.

    "Current Liabilities" means, as of any date, the value of current liabilities which are reflected on a consolidated balance sheet of the Borrower prepared in accordance with GAAP.

    "Current Ratio" means, as of any date, (i) Current Assets divided by (ii) Current Liabilities. The Current Ratio may be expressed as a fraction as follows:

                              Current Assets
                             ----------------
                           Current Liabilities

    "CMLTD" means, for any period, current maturities of long-term debt which should be reflected as a current liability on Borrower's consolidated balance sheet prepared in accordance with GAAP.

    "Debtor Laws" means all applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar laws from time to time in effect affecting the rights of creditors generally.

    "Default" means the occurrence of any of the events specified in Article 9, regardless whether there shall have occurred any passage of time or giving of notice or both that would be necessary in order to constitute such event an Event of Default.

    "Default Rate" means an annual rate of interest equal to a Lender's Prime Rate plus two percent (2%).

    "Dividends," in respect of any corporation, means (i) all dividends and distributions, whether of cash or any other property, on, or in respect of, any class of capital stock of such corporation, except for distributions made solely in shares of stock, and (ii) all payments, whether of cash or other property, made in respect of the redemption, repurchase or acquisition of such stock, unless such stock shall be redeemed or acquired through the exchange of such stock with stock of the same class.

    "Dollars" and the "$" shall refer to currency of the United States of America.

    "EBITDA" means, for any period, the sum of (i) the Net Income (or deficit) of Borrower on a consolidated basis before provision for income taxes for such period, plus (ii) Interest Expense for such period, plus (iii) all amounts in respect of depreciation and amortization for such period, all as should be reflected on consolidated financial statements of Borrower for such period prepared in accordance with GAAP.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, modified or supplemented from time to time, together with all regulations issued pursuant thereto.

    "Eurodollar Business Day" means any day on which commercial banks are open for domestic and international business (including dealings in U.S. Dollar deposits) in London and New York City, excluding Saturdays.

    "Eurodollar Reserve Requirement" means, as of any day, that percentage (expressed as a decimal) which is in effect on such day, as provided by the Board of Governors of the Federal Reserve System (or any successor governmental body), for determining the maximum reserve requirements (including without limitation, basic supplemental, marginal and emergency reserves) under Regulation D with respect to "Eurocurrency liabilities" as currently defined in Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding. Each determination by the Lenders of the Eurodollar Reserve Requirement shall, in the absence of manifest error, be conclusive and binding.

    "Event of Default" shall have the meaning assigned to such term in Section 9.1.

    "Federal Funds Rate" for any day means the per annum rate of interest, quoted by a Lender in its sole discretion and determined from time to time by the Lender, as the Federal Funds Effective Rate (under the caption "Trading Range") published by Telerate Services, Incorporated on page 118 (the "Telerate Screen") on such date (rounded upwards, if necessary, to the next higher 1/100 of 1%) (or by Bloomberg, if the Telerate Screen is not available) (rounded upwards, if necessary, to the next higher 1/100 of 1%), or such other page as may replace that page on any such service for the purpose of displaying rates or prices comparable to such rate for federal funds.

    "Financial Criteria" means the Funded Debt to EBITDA Ratio as set forth on the GPM.

    "Fiscal Quarter" means the Borrower's fiscal quarters ending March 31, June 30, and September 30.

    "Fiscal Year" means the Borrower's fiscal year, namely January 1 to December 31.

    "Fiscal Year End" means the end of the Borrower's Fiscal Year, namely, December 31.

    "Fiscal Year End Statements" shall have the meaning assigned to such term in Section 6.1(b)

    "Funded Bank Debt" means, as of any date, the amount outstanding under the Notes.

    "Funded Debt" means, as of any date, Borrower's Funded Bank Debt plus long-term debt (which is not otherwise Funded Bank Debt) plus long-term liabilities with respect to Capital Leases (which are not otherwise long-term debt) plus current maturities of Capital Leases.

    "Funded Debt to EBITDA Ratio" means, as of any date, (i) Funded Debt divided by (ii) EBITDA less declared cash Dividends actually paid and less cash used to purchase, redeem or retire any of the Borrower's capital stock unless such redemption or purchase is fully funded by insurance. The Funded Debt to EBITDA Ratio may be expressed as a fraction as follows:

                                FUNDED DEBT
             ----------------------------------------------
              EBITDA - Paid Cash Dividends and Redemptions


    "Funded Debt to Capitalization Ratio" means (i) Funded Debt divided by
(ii) the sum of Funded Debt plus Net Worth.  The Funded Debt to
Capitalization Ratio may be expressed as a fraction as follows:

                                  Funded Debt
                    ---------------------------------
                          Funded Debt + Net Worth

    "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, as modified by requirements of the Securities and Exchange Commission, and which are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, and the results of operations and changes in financial position, except that any accounting principle or practice required to be changed by the said Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of the said Boards) in order to continue as a
generally accepted accounting principal or practice may so be changed.   In
the event of a change in GAAP, the Lenders and the Borrower will thereafter revise any covenants of this Agreement affected thereby in order to make such covenants as now applied consistent with GAAP then in effect.

    "Governmental Authority" means any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental authority having jurisdiction over the Borrower or any of its business, operations or properties.

    "Grid Performance Model" or "GPM" means the pricing grid which shall be utilized to compute the Applicable Spread Component from time to time which is attached to and incorporated herein as Schedule 1.1.

    "Gross Revenues" means gross revenues generated by a Person, less amounts prepaid for goods not delivered or services not completed.

    "Guaranty" of any Person means any contract, agreement or understanding pursuant to which such Person guarantees, or in effect guarantees, any Indebtedness of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including without limitation agreements: (i) to purchase such Indebtedness or any property constituting security therefor,
(ii) to advance or supply funds (A) for the purchase or payment of such Indebtedness, or (B) to maintain net worth or other balance sheet conditions, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, (iii) to purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness of the ability of the Primary Obligor to make payment of the Indebtedness, or (iv) otherwise to assure the holder of such Indebtedness against loss in respect thereof; except that "Guaranty" shall not include the endorsement in the ordinary course of business of negotiable instruments or documents for deposit or collection. The term "Guaranty" used as a verb has a corresponding meaning.

    "Indebtedness" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (iv) all obligations of such person as lessee under Capital Leases, (v) all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property,
(vi) all non-contingent obligations of such person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (vii) all obligations of others secured by a Lien on any assets of such Person, whether or not such obligation is assumed by such Person and
(viii) all obligations of  others Guaranteed by such Person.

    "Intercompany Loan Documents" shall have the meaning assigned to it in
Section 6.14.

    "Interest Coverage Ratio" means, for any period, (i) EBITDA for such period, less declared cash Dividends actually paid and less cash used to purchase, redeem or retire any of the Borrower's capital stock unless such redemption or purchase is fully funded by insurance, divided by (ii) Interest Expense for such period. The Interest Coverage Ratio may be expressed as a fraction as follows:

                   EBITDA - Paid Cash Dividends and Redemptions
                   --------------------------------------------
                               Interest Expense

    "Interest Expense" means for any period, all interest charges paid or becoming past due during such period (including imputed interest on Capital Lease obligations) on Indebtedness, which should be reflected on Borrower's consolidated financial statements prepared in accordance with GAAP.

    "Interest Payment Date" means the first day of each calendar month during the Commitment Period, with respect to portions of the Loan bearing interest at the Base Rate, and means the final day of an Interest Period with respect to portions of the Loan bearing interest at a LIBOR Set Rate, except that with respect to portions of the Loan bearing interest at a LIBOR Set Rate based on one hundred eighty (180) days duration it means the date at the end of each ninety (90) days after such rate was applied thereto.

    "LIBOR Rate" (London Interbank Offered Rate) means for a given date at 11:00 a.m. on such day, for an amount comparable to the amount of the principal amount of the Loan to which the LIBOR Rate or some derivative thereof is to be applied, and for a maturity corresponding to the selected period, the rate of interest per annum (rounded upward if necessary to the nearest 1/100th of 1%) at which deposits in Dollars are offered to a Lender by major banks in the London Interbank market, or the rate per annum, quoted to a Lender as the "London Interbank Offered Rate" per annum designated as the British Bankers' Association's settlement rate that appears on the display on page 3750 (under the caption "USD") of the Telerate Services, Incorporated screen (the "Telerate Screen"); provided that if no offered quotations appear on the Telerate Screen or if quotations are not given on the Telerate Screen then the LIBOR Rate shall be the interest rate per annum at which deposits in dollars for delivery in available funds are offered by prime banks in the London interbank market for a period of time approximately equal to the Interest Period and in an amount approximately equal to the amount of the outstanding LIBOR Loans to which such rate is to apply, as reasonably determined by a Lender. Each determination of the LIBOR Rate by a Lender shall, in the absence of manifest error, be conclusive and binding.
As used herein, the term LIBOR is a reference used by the Lenders in determining interest rates in certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any customer of any of the Lenders.

   "LIBOR Set Rate" means, with respect to any portion of a Loan, the rate per annum, if any, quoted by a Lender to the Borrower on the first day of a given LIBOR Set Rate Interest Period which rate will be determined by each Lender based on the thirty (30), sixty (60), ninety (90) or one hundred eighty (180) day LIBOR Rates as may be appropriate based on the LIBOR Set Rate Request, plus the Applicable Spread Component.

   "LIBOR Set Rate Amount" means each portion of the Loans bearing interest at the LIBOR Set Rate.

   "LIBOR Set Rate Interest Period or An Interest Period" means the period during which interest at the LIBOR Set Rate shall be applicable to the amount designated in a LIBOR Set Rate Request in question, provided, however, that each such period shall be either thirty (30), sixty (60), ninety (90), or one hundred eighty (180) days (measured from the date specified by the Borrower, subject to the Lenders' approval, in each LIBOR Set Rate Request for the commencement of the computation of interest at the LIBOR Set Rate); and, provided further that for each LIBOR Set Rate Interest Period, if said period would otherwise end on a day that is not a "Eurodollar Business Day," that LIBOR Set Rate Interest Period shall be extended to the next succeeding Eurodollar Business Day.

   "LIBOR Set Rate Request" means the Borrower's telephonic notice to a Lender (to be promptly confirmed in writing), to be received by such Lender by 11 a.m. (local time in Norfolk, Virginia) two (2) Business Days prior to the date specified in the LIBOR Set Rate Request for the commencement of the LIBOR Set Rate Interest Period, of (a) its intention to have (1) all or any portion of the Loan which is not then the subject of an Interest Period (other than an Interest Period which is terminating on such day), and/or (2) all or any portion of any advance under the Loan which is to be made on such Business Day bear interest at the LIBOR Set Rate and (b) the LIBOR Set Rate Interest Period desired by the Borrower in respect of the amount specified.

   "LIBOR Set Rate Request Amount" means the amount of a Lender's Loan to be specified by the Borrower to such Lender in each LIBOR Set Rate Request, which the Borrower desires bear interest at the LIBOR Set Rate, and which shall in no event be less than $100,000 and which shall be in integral multiples of $100,000 for amounts above $100,000.

   "Lien" means any lien, mortgage, security interest, tax lien, pledge, encumbrance, conditional sale or title retention arrangement, whether or not designed to secure the repayment of Indebtedness, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law, or otherwise.

   "Loan" means the amount of principal advanced at any time to the Borrower by a Lender with respect to such Lender's Note.

   "Loans" mean the amount of principal advanced at any time to Borrower under the Notes.

   "Loan Documents" means this Agreement, the Security Agreements and other Collateral Documents, the Notes (including any renewals, extensions and refundings thereof), any Guarantys and Security Agreements executed by Subsidiaries regarding the Loans, the Intercompany Loan Documents and all other agreements and documents executed or delivered pursuant to or in connection with this Agreement, as any of the same may be amended, modified or supplemented from time to time.

   "Loan Maturity Date" means the date all amounts outstanding under a Note become due and payable in full, namely, the Commitment Termination Date.

   "Material Adverse Effect" means any (i) material adverse effect whatsoever upon the validity or enforceability of any of the Loan Documents, (ii) material adverse effect upon the financial condition or business operations of Borrower or of Borrower's consolidated group, (iii) material adverse effect upon the ability of the Borrower or of any of Borrower's Subsidiaries to fulfill its obligations under any of the Loan Documents, or (iv) adverse effect which causes a Default or an Event of Default.

   "Maximum Rate" means, as of any day, the highest nonusurious rate of interest (if any) permitted by applicable law on such day that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Indebtedness evidenced by the Notes under the laws which are presently in effect of the United States of America and the Commonwealth of Virginia applicable to the holders of the Notes and such Indebtedness or, to the extent permitted by law, under such applicable laws of the United States of America and the Commonwealth of Virginia which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

   "Net Income" means earnings reflected on Borrower's consolidated statements after Interest Expense, taxes, depreciation expense and amortization as determined in accordance with GAAP.

   "Net Worth" means, as of any date, the value of total assets less total liabilities which appear on a consolidated balance sheet of Borrower prepared as of such date in accordance with GAAP.

   "Notes" means the notes being executed pursuant to Section 2.4 and the Signet Term Note or any extensions, renewals, modifications or replacements thereof or substitutions therefor.

   "Notice of Borrowing" shall have the meaning assigned to such term in
Section 3.1(a).

   "Obligations" means:

        (i) all present and future indebtedness, obligations and liabilities of the Borrower to the Lenders arising pursuant to this Agreement, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several;

        (ii) all present and future indebtedness, obligations and liabilities of the Borrower to the Lenders arising pursuant to or represented by the Notes and all interest accruing thereon, and attorney's fees incurred in the enforcement or collection thereof;

        (iii) all present and future indebtedness, obligations and liabilities of the Borrower evidenced by or arising pursuant to any of the Loan Documents; and

        (iv) all renewals, extensions and modifications of the indebtedness referred to in the foregoing clauses, or any part thereof.

   "PBGC" means the Pension Benefit Guaranty Corporation, and any successor to all or any of the Pension Benefit Guaranty Corporation's functions under ERISA.

   "Permitted Liens" means, (a) liens and security interests securing indebtedness owed by Borrower to Lender; (b) liens for taxes, assessments, or similar charges either not yet due or being contested in good faith; (c) liens of landlords, equipment lessors, materialmen, mechanics, warehousemen, or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (d) purchase money liens or purchase money security interests upon or in any property acquired or held by Borrower or its Subsidiaries in the ordinary course of business to secure indebtedness outstanding up to a maximum of Two Million Dollars ($2,000,000) in the aggregate; (e) liens securing Indebtedness of a Target as permitted by Section 7.7; and (f) liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by the Lenders in writing.

   "Person" means an individual, a corporation, a joint venture, a general or limited partnership, a limited liability company or partnership, an association, a trust, an unincorporated organization, a Governmental Authority, or any other entity or organization.

   "Plan" means an employee benefit plan or other plan maintained by the Borrower for its employees, and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code of 1954, as amended.

   "Prime Rate" means that rate of interest announced by a Lender from time to time as its Prime Rate adjusted on a daily basis or as frequently as changes in such Lender's Prime Rate are announced and represents a reference used by each of the Lenders in determining the interest rate on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any customer of the Lenders.

   "Principal Amount" means that portion of the principal of the Loan which Borrower has designated to accrue interest at a LIBOR Set Rate or a Base Rate, as the case may be.

   "Process Agent" means Stephen W. Burke, Esq., whose address is Clark & Stant, P.C., One Columbus Center, Virginia Beach, Virginia 23462.

   "Quarterly Statements" shall have the meaning assigned to such term in
Section 6.1(a).

   "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 204, or any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

   "Regulatory Change" means, with respect to the charging and collecting of interest at the LIBOR Set Rate, any change after the date of this Agreement in United States federal, state or foreign laws or regulations (including Regulation D), or generally the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any of the Lenders under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

   "Reportable Event" shall have the meaning assigned to such term in Title IV of ERISA.

   "Reserve Requirement" means the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained under Regulation D by member banks of the Federal Reserve System in Richmond, Virginia with deposits exceeding one billion U.S. Dollars against "Euro Currency Liabilities," as such quoted term is used in Regulation D. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in this Agreement or (b) any category of extensions of credit or other assets which includes loans the interest rate on which is determined on the basis of rates referred to in the definition of LIBOR Rate and/or a LIBOR Set Rate.

   "Security Agreements" shall have the meaning assigned to such term in
Section 4.1(i).

   "Signet Term Note" shall mean the term note payable to Signet Bank upon conversion of Signet's Note to a term note pursuant to Section 2.1.

   "Solvent" means, with respect to any Person as of any date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and
(v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

   "Subsidiary" means any corporation fifty percent (50%) or more of the Voting Shares of which is owned, directly or indirectly, by the Borrower.

   "Target" shall have the meaning assigned to it in Section 7.6.

   "Total Liabilities" means, as of any date, a Person's total Indebtedness.

   "Voting Shares" of any corporation means shares of any class or classes (however designated) having voting power for the election of members of the board of directors (or other governing body) of such corporation, other than shares having such power only by reason of the happening of a contingency.

   Section 1.2  Other Definitional Provisions.

        (a) All terms defined in this Agreement shall have the above-defined meanings when used in any of the Notes or other Loan Documents, or in any certificate, report or other document made or delivered pursuant to this Agreement, unless the context therein shall otherwise require.

        (b) Defined terms used herein in the singular shall import the plural and vice versa.

        (c) The words "hereof," "herein," "hereunder" and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                    ARTICLE 2
                                  -------------
                                     THE LOAN


   Section 2.1   Commitments.

        (a) Subject to the terms and conditions of this Agreement, each Lender severally agrees to lend to Borrower on a revolving basis in one or more Advances, from time to time during its Commitment Period, an amount not in excess at any time of such Lender's Commitment, such that the aggregate amount of each Lender's Advances on its Loan at any one time outstanding shall not exceed the amount of such Lender's Commitment as of such time; provided, however, that notwithstanding the stated principal amounts of the Notes or anything to the contrary herein, the aggregate principal amount of Advances on the Loan by all of the Lenders at any one time outstanding shall not exceed $39,900,000. Each Advance under this Section by a Lender shall be in an aggregate principal amount of $100,000 or any larger integral multiple of $100,000. Within the limits of this Section 2.1, during the Commitment Period, Borrower may borrow, repay and reborrow in accordance with and subject to the terms and conditions of this Agreement (including, without limitation, Section 2.5(g)). Annually, beginning on or before the date which is one year from the date hereof, each Lender shall have the option in its sole and absolute discretion, if so requested in writing by the Borrower at least forty-five (45) days prior to such anniversary date, to extend for an additional Agreement Year the Commitment Period, the Commitment Termination Date and the Loan Maturity Date with respect to its Commitment. Each Lender may do so by delivering to the Borrower written notice of its election to do so prior to the end of the then current Agreement Year. Failure of a Lender to so notify the Borrower prior to the end of the Agreement Year shall constitute a denial of Borrower's request.

        (b) If Signet in its sole and absolute discretion, elects, at any time, not to extend for an additional Agreement Year the Commitment Period, the Commitment Termination Date and the Loan Maturity Date with respect to its Commitment, then on the ninety-first (91st) day following the end of the then current Agreement Year, (i) Signet's Commitment Period will terminate and (ii) all amounts then outstanding under its Note shall immediately convert to a non-revolving term loan ("Term Loan") which will be fully amortized over four (4) years from the conversion date. The Term Loan will be evidenced by the Signet Term Note substantially in the form of Exhibit C attached. The Signet Term Note will be delivered by Borrower to Signet in exchange for Signet's Note. The interest rate for the Term Loan shall be a fixed rate equal to the average of Signet's three (3) year and five (5) year fully amortized cost of funds or, if available, the four (4) year cost of funds, as determined by Signet and reported internally by Signet for use throughout Signet on such date of the conversion to the Term Loan, plus the Applicable Spread Component as of such conversion date. Principal on the Term Loan shall be paid in annual payments due on each anniversary of conversion to the Term Loan equal to one-fourth of the principal balance outstanding on the date of conversion to the Term Loan with monthly payments of interest in arrears, with the first such payment due one month after the date of conversion to the Term Loan.

   Section 2.2 Commitment Fees. On the date this Agreement is signed, Borrower will pay or will have paid to each of the Lenders a commitment fee as set forth below:

        NationsBank, N.A.             $25,000
        Crestar Bank                  $10,000
        Signet Bank                   None

In addition, the Borrower shall pay to each Lender an average unused commitment fee for its Commitment Period as set forth in Schedule 2.2. Such commitment fees shall be payable to Crestar and NationsBank quarterly in arrears beginning on August 30, 1997, and continuing quarterly thereafter during their Commitment Periods and to Signet monthly in arrears beginning June 30, 1997, and continuing monthly thereafter during its Commitment Period, with the a final installment of such commitment fee being paid to each Lender on its Commitment Termination Date, which shall be prorated on a daily basis if less than a full calendar quarter, or calendar month, as the case may be, has elapsed once the final installment is paid.

    Section 2.3  Use of Proceeds.  The proceeds of the Loans shall be used
(i) for the general corporate purposes of Borrower, (ii) for acquisitions by Borrower permitted under this Agreement, or (iii) to refinance existing Indebtedness of Borrower, and may be relent to Subsidiaries pursuant to the Intercompany Loan Documents to Subsidiaries for general corporate purposes, to pay off Indebtedness of a Target being acquired pursuant to a permitted acquisition, or for permitted acquisitions.

   Section 2.4 Notes. Advances made under Section 3.1 shall be evidenced by the Notes executed by Borrower which shall (i) be dated the date hereof, (ii) be for each Lender in the amount of its Commitment, (iii) be payable to the order of the respective Lenders at their respective offices, (iv) bear interest in accordance with Section 3.6, and (v) be in the form of Exhibit A hereto with blanks appropriately completed in conformity herewith. Notwithstanding the stated principal amounts of the Notes, the amount of principal actually owing on each Note at any time shall be the aggregate of all Advances theretofore made to Borrower by the Lender to which such Note is payable, less all payments of principal theretofore received by such Lender and applied to amounts owed on such Note. The Lenders are authorized, but are not required, to endorse on schedules attached to their Notes appropriate notations evidencing the date, amount, and manner of each Advance thereunder, as well as the amount of each payment made by Borrower thereunder.

    Section 2.5  Interest Rates.

        (a) Options. Subject to adjustments in accordance with Section 2.5(c), the Loans, or portions of the Loans may accrue interest at any one of, or combination of, a LIBOR Set Rate or a Base Rate, except that the Base Rate shall not be available for Advances made by Signet except as provided in
Section 2.5(e). Except as provided in the previous sentence, Borrower shall select either a LIBOR Set Rate or a Base Rate and with respect to a LIBOR Set Rate, the Applicable Spread Component thereof shall be determined based on the GPM. The GPM is designed to dictate the Applicable Spread Component to be added to the LIBOR Rate, and is predicated upon the financial performance of the Borrower. Except for Advances made by Signet Bank, Borrower will have an option of either a LIBOR Set Rate or a Base Rate for all or a portion of the Loan. Advances made to Borrower by Signet shall only be available subject to a LIBOR Set Rate, except as provided in Section 2.5(e). The Applicable Spread Component initially applicable to the Loans will be 35 bps.

        (b) Selecting an Interest Rate. The Borrower shall have the option, subject to the terms and conditions set forth below, of paying interest on any Principal Amount, or portions thereof, based on a LIBOR Set Rate, or a Base Rate from time to time as may be offered by the Lenders, except as set forth above and in Section 2.5(a) with respect to the Signet term loan.

              (1) LIBOR Set Rate Request. If Borrower is interested in the application of the LIBOR Set Rate, Borrower shall so notify the Lender or Lenders electronically or by telephone two (2) Business Days prior to the contemplated commencement of a LIBOR Set Rate Interest Period and the notified Lenders shall, at their option and subject to availability and terms and conditions in the Lenders' sole discretion, thereupon communicate to the Borrower the rate that would, at that time, be the LIBOR Set Rate with respect to the proposed LIBOR Set Rate Request Amount communicated to it, and the Borrower shall have until 2 p.m. on the Business Day of such inquiry to submit to the Lender or Lenders a LIBOR Set Rate Request in respect of the proposed LIBOR Set Rate Request Amount and LIBOR Set Rate Interest Period specified by the Borrower, which LIBOR Set Rate Request shall be irrevocable.
 In the event that the Borrower fails to submit a LIBOR Set Rate Request with respect to a LIBOR Set Rate Amount not later than 11 a.m. two (2) Business Days prior to the last day of an existing LIBOR Set Rate Interest Period, the LIBOR Set Rate Amount in question shall bear interest, commencing at the end of such LIBOR Set Rate Interest Period, at the thirty (30) day LIBOR Set Rate.

        (c) Adjustments to Interest Rate Options. Based on and together with the Quarterly Statements and the Fiscal Year End Statements, as the case may be, the Borrower shall present the Lenders a computation of the Funded Debt to EBITDA Ratio for the twelve (12) month period ended as of the end of the Fiscal Quarter or Fiscal Year End, as the case may be, represented by each such Quarterly Statement or Fiscal Year End Statement, as the case may be, together with its determination, based on the GPM, of what the Applicable Spread Component should be. The Lenders shall review such analysis and determine in their discretion whether the Borrower has performed in a manner so as to dictate a change in the Applicable Spread Component applicable to LIBOR Set Rate Amounts. The Borrower shall submit the Quarterly Statements and Fiscal Year End Statements, as the case may be, to the Lenders on or prior to the expiration of the periods specified in Section 6.1. The Lenders shall adjust the Applicable Spread Component which applies to a portion of the Loan on the first day of the next Fiscal Quarter, except that the Default Rate shall apply upon the occurrence of an Event of Default.

        (d)  Regulatory Changes.

              (1) The Borrower shall pay upon demand by any of the Lenders such amounts as are necessary to compensate such Lenders for Additional Costs resulting from any Regulatory Change which (i) subjects any of the Lenders to any tax, duty or other charge with respect to the Loan or this Agreement, or changes the basis of taxation of any amounts payable to any of the Lenders under the Loans or this Agreement (other than taxes imposed on the overall net income of the Lenders or their applicable lending offices by the United States or by the jurisdiction in which Lenders' respective principal offices or such applicable lending offices are located), (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, any of the Lenders, or (iii) imposes on any of the Lenders or, in the case of LIBOR Set Rate Amounts, on the London interbank market, any other condition affecting the Loans or this Agreement, or any of such extensions of credit or liabilities. The Lenders will notify the Borrower of any event occurring after the date of this Agreement which would entitle any Lender to compensation pursuant to this paragraph as promptly as practicable after the Lenders obtain knowledge of such events and determines to request such compensation, and will designate a different lending office for those portions of the Loan affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the affected Lenders' sole opinion, be disadvantageous to it, provided that the affected Lender shall have no obligation to so designate a lending office located in the United States.

             (2) Without limiting the effect of the immediately preceding paragraph, in the event that, by reason of any Regulatory Change, (i) any of the Lenders incur Additional Costs based on or measured by the excess above a specified level of the amount of (1) a category of deposits or other liabilities of such Lenders which includes deposits by reference to which the LIBOR Rate or the LIBOR Set Rate is determined as provided in this Agreement and/or (2) a category of extensions of credit or other assets of any of the Lenders which includes loans the interest on which is determined on the basis of rates referred to in the definition of "LIBOR Rate," (ii) any of the Lenders become subject to restrictions on the amount of such a category of liabilities or assets which they may hold or (iii) it shall be unlawful or impossible for any of the Lenders to make or maintain the Loans (or any portions thereof) at the LIBOR Set Rate, then the affected Lenders' obligation to make or maintain the Loans (or portions thereof) at the LIBOR Set Rate (and the Borrower's right to request the same) shall be suspended and the affected Lenders shall give notice thereof to the Borrower and, upon the giving of such notice, interest payable hereunder shall be converted to the Base Rate, unless such Lenders may lawfully continue to maintain the Loans (or any portions thereof) then bearing interest at the LIBOR Set Rate to the end of the current Interest Period(s), at which time the interest rate shall convert to the Base Rate. If subsequently any of the Lenders determines that such Regulatory Change has ceased to be in effect, the Lenders will so advise the Borrower and the Borrower may convert the rate of interest payable under this Agreement with respect to those portions of the Loan bearing interest at the Base Rate to a LIBOR Set Rate by submitting a LIBOR Set Rate Request in respect thereof and otherwise complying with the provisions of this Agreement. Determinations by the Lenders of the existence or effect of any Regulatory Change on the Lenders' costs of making or maintaining the Loan, or portions thereof, at the LIBOR Set Rate, or on amounts receivable by them in respect thereof, and of the additional amounts required to compensate the Lenders in respect of Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

        (e) Inability to Determine LIBOR Rate. Anything in this Agreement to the contrary notwithstanding, if, at the time of or prior to the determination of the LIBOR Set Rate in respect of any LIBOR Set Rate Request, as provided in this Agreement, any of the Lenders determine (which determination shall be conclusive) that (i) by reason of circumstances affecting the London interbank market generally, adequate and fair means do not or will not exist for determining a LIBOR Set Rate or (ii) a LIBOR Set Rate will not accurately reflect the cost to such Lenders of making or maintaining the Loans (or any portion thereof) at a LIBOR Set Rate, then the affected Lenders shall give the Borrower prompt notice thereof, and the Loan (or portions thereof) shall accrue interest, or continue to accrue interest, as the case may be, at the Base Rate. If at any time subsequent to the giving of such notice, such Lenders determine that because of a change in circumstances a LIBOR Set Rate is again available to the Borrower under this Agreement, such Lenders shall so advise the Borrower and the Borrower may convert the rate of interest payable hereunder from the Base Rate to a LIBOR Set Rate by submitting a LIBOR Set Rate Request to the Lenders and otherwise complying with the provisions of this Agreement.

        (f) LIBOR Breakage Fee. The Borrower shall pay to the Lenders, immediately upon request and notwithstanding contrary provisions contained in the other Loan Documents, such amounts as shall, in the conclusive judgment of the Lenders, compensate the Lenders for any loss, cost or expense incurred by the Lenders as a result of (i) any payment or prepayment, under any circumstances whatsoever, of any portion of the Loans bearing interest at a LIBOR Set Rate on a date other than the last day of an applicable Interest Period, (ii) the conversion, for any reason whatsoever, of the rate of interest payable under this Agreement from a LIBOR Set Rate with respect to any portion of the Loans then bearing interest at the LIBOR Set Rate on a date other than the last day of an applicable Interest Period, (iii) the failure of all or a portion of an advance which was to have borne interest at a LIBOR Set Rate pursuant to a LIBOR Set Rate Request to be made under this Agreement, or (iv) the failure of the Borrower to borrow in accordance with a LIBOR Set Rate Request submitted by Borrower to the Lenders, which amounts shall include, without limitation, with respect to any LIBOR Set Rate Amount, an amount equal to the excess, if any, of (x) the amount of interest that would have accrued at the LIBOR Set Rate on the amount so prepaid, converted, advanced or not borrowed, as the case may be, for the period from the date of occurrence to the last day of the applicable Interest Period over (y) the amount of interest (as determined in good faith by the Lenders) that the Lenders would have received for a Euro-Dollar deposit placed by the Lenders with lending banks in the London interbank market for an amount comparable to the amount so prepaid, converted, not advanced or not borrowed, as the case may be, for the period from the date of occurrence to the last day of the applicable Interest Period. Notwithstanding this Section 2.5(g), Borrower will not be obligated to pay any amount to a Lender if the loss, cost or expense is incurred solely due to an act or omission which constitutes the gross negligence or willful misconduct of said Lender.

        (g) Fall-Back Interest Rate. Any portion of the Loans to which a LIBOR Set Rate is not or cannot pursuant to the terms hereof be applicable shall bear interest at the Base Rate, including any Advances made by Signet.

        (h) Default Rate. Upon the occurrence of an Event of Default, the Loan shall immediately begin to accrue interest at the Default Rate.

    Section 2.6 Principal Payments. Each Loan, and all accrued but unpaid interest thereon, shall be due and payable in full on such Loan's Commitment Termination Date.

   Section 2.7 Payment of Interest on the Loan. Interest on each Loan, or each portion thereof, shall be payable on each Interest Payment Date applicable thereto and at maturity.

   Section 2.8 Calculation of Interest Rates. Interest on each Loan shall be calculated on the basis of the actual days elapsed and a year of 360 days.


                               ARTICLE 3
                 -----------------------------------------
                 OTHER PROVISIONS APPLICABLE TO THE LOANS

   Section 3.1   Borrowing Procedures.

        (a) Notice of Borrowing. Borrower shall give each Lender prior telephonic or written notice (a "Notice of Borrowing") of each requested Advance specifying the aggregate amount and requested date of such Advance and if such Advance or any portion thereof is to be immediately relent to a Subsidiary, or immediately contributed as capital to a Subsidiary the name of such Subsidiary and the amount of such loan or contribution of capital, not later than 11 a.m. on the requested date of such Advance (which shall be a Business Day). Notwithstanding the foregoing, with respect to Advances which are to bear interest at a LIBOR Set Rate, Borrower must follow the procedures set forth in Section 2.5(b)(1).

        (b) Funding. Unless any applicable condition specified in Article 4 has not been satisfied, or unless a Default or Event of Default exists, then not later than 1:30 p.m. (local time in Norfolk, Virginia) on the date of the Advance requested in such Notice, each Lender required to do so shall make available its Advance, in federal or other funds immediately available in Norfolk, Virginia, to Borrower, to an account specified by Borrower.

        (c) Lender Obligations Several. No Lender shall be responsible for the failure of any other Lender to make any loan to be made by such other Lender on the date of any Advance.

   Section 3.2

        (a) Collateral of Borrower. Each Loan shall be secured by a perfected first priority security interest in the Intercompany Loan Documents and in all accounts and contract rights of the Borrower and of any Subsidiary, now owned or hereafter acquired together with all proceeds of such Collateral, all as more fully and particularly described in the Security Agreements.

        (b) Lenders' Collateral Rights. In the event any Default or Event of Default under this Agreement, or any default (or event or occurrence that with the giving of notice or passage of time would become a default) under any of the other Loan Documents, comes to the attention of any Lender, such party shall promptly notify the other Lenders of the same, and the Lenders shall promptly consult and confer with each other regarding the actions to be taken on account of the same. Any action with respect to the Collateral shall be taken by the Lenders only after approval of such action by all the Lenders. If any Lender acquires any of the Collateral for the Loan upon or in lieu of foreclosure, the same shall be held for the benefit of all the Lenders in accordance with their respective interests in the Loan, and such Lender shall by such means as such Lender deems prudent, manage and maintain the security so acquired with a view toward disposing of it as soon as practicable under such terms and conditions as the Lenders may mutually agree; provided, however, that such Lender (i) shall have no liability to any other Lender for any act or omission of any contractor or agency selected to manage or maintain the security as provided herein which is approved by a majority in interest of the Lenders; and (ii) such Lender shall have the right at any time to take such actions as such Lender in its good faith judgment deems necessary to protect and preserve the value of the security so acquired, whether or not the Lenders shall have agreed to such actions. If any of the Lenders shall receive any funds as a result of its foreclosure of any lien or security interest it holds with regard to the Collateral or Loans, or as a result of its offset against accounts of the Borrower, or under any Guaranty, such Lender shall promptly ratably share the same with the other Lenders in accordance with their respective interests in the Loans.

   Section 3.3 Payments Generally. Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 noon (local time in Norfolk, Virginia) on the date when due, in federal or other funds immediately available in Norfolk, Virginia, to the Lenders at their addresses referred to in Section 10.6. Payments made by Borrower to the Lenders shall be deemed to have been made to each Lender when received by such Lender. Whenever any payment of principal of, or interest on, the Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. Each payment of principal on the Notes shall be in an aggregate amount of $100,000 or any larger integral multiple of $100,000.

   Section 3.4 Conflicts With Account Contracts. Notwithstanding any provision of any Loan Document to the contrary, if (i) the granting of a security interest by Borrower in an account or contract right or (ii) the exercise of a remedy by Lenders following an Event of Default would violate applicable law (unless waived, to the extent waiveable under applicable law) or constitute a default by Borrower under a contract, then the grant of such security interest will be deemed void or Lenders will not exercise such remedy as the case may be. Borrower shall exercise commercially reasonable efforts in its negotiation of and procuring of contracts to insure that no such prohibitions or potential defaults exist, and the Borrower shall take such action or actions as may be required by a contract to permit the assignment thereof to the Lenders and to permit the exercise of a remedy under the Loan Documents by a Lender.

   Section 3.5 Section Amendments. No Loan Documents, including, without limitation, the Notes, the Signet Term Note, and the Security Agreements, may be amended or modified in any respect without the prior written consent of all the parties hereto.


                                         ARTICLE 4
                                  CONDITIONS PRECEDENT

   Section 4.1 Initial Advance. The obligation of the Lenders to make the initial Advance hereunder is subject to the condition precedent that, on or before the date such initial Advance is made, each of the Lenders shall have received the following, each dated as of such date or an earlier date acceptable to the Lenders, in form and substance satisfactory to the Lenders:

        (a) Notes. Duly executed Notes, one payable to the order of each Lender, in the form of Exhibit A hereto with appropriate insertions.

        (b) Financial Information. Copies of the most recent financial statements required to be provided pursuant to Section 6.1.

        (c) Officers' Certificate. A certificate signed by the President or Chief Financial Officer of the Borrower stating that, to his best knowledge and belief, after reasonable and due investigation and review of matters pertinent to the subject matter of such certificate as of the date of execution and delivery of the Loan Documents: (i) all of the representations and warranties contained in Article 5 hereof and/or in the other Loan Documents are true and correct as of the date hereof; (ii) no event has occurred and is continuing, or would result from the making of any Advance as of this date, which constitutes or would constitute a Default or an Event of Default, and (iii) the Borrower is Solvent.

        (d) Resolutions of Borrower. Resolutions of the Borrower approving and authorizing the execution, delivery and performance of this Agreement, the Security Agreements, the Notes and all other Loan Documents to which it is a party, and the transactions contemplated herein and therein, duly adopted by the Borrower's Board of Directors and accompanied by a certificate of the Secretary or Assistant Secretary of Borrower stating that as of the date of execution and delivery of the Loan Documents such resolutions are true and correct, have not been altered or repealed and are in full force and effect.

        (e) Incumbency Certificate of Borrower. A signed certificate of the Secretary or Assistant Secretary of the Borrower which shall certify the officers authorized to sign each of the Loan Documents to be executed by the Borrower and any other documents or certificates to be delivered by the Borrower pursuant to the Loan Documents, together with the true signature of each of such officers.

        (f) Incorporation/Good Standing Certificates. Certificate of Good Standing for the Borrower issued by the State Corporation Commission of Virginia, dated within forty-five (45) days prior to the date of this Agreement.

        (g) Charter and Bylaws. A copy of the Articles of Incorporation of the Borrower, and all amendments thereto, certified by the State Corporation Commission of Virginia, and dated within forty-five (45) days of the date of this Agreement, and a copy of the bylaws of the Borrower, and all amendments thereto, certified by the Secretary or Assistant Secretary of the Borrower, as being true, correct and complete as of the date of such certification.

        (h) Opinion of Borrower's Counsel. An opinion letter of the Borrower's counsel covering such matters as may be reasonably required by, and in form and substance reasonably satisfactory to the Lenders and their counsel.

        (i) Collateral Documents. Security agreements in the form of Exhibit B duly executed by Borrower for the benefit of each of the Lenders, all in form and substance satisfactory to the Lenders and duly executed by the parties thereto. Each document (including without limitation, any UCC financing statements) required by the Collateral Documents or under law or reasonably requested by the Lenders to be filed, registered or recorded in order to create, in favor of the Lenders, a perfected first priority Lien on the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and the Lenders shall have received an acknowledgement copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto. Each of the security agreements shall be collectively referred to herein as "Security Agreements."

        (j) Additional Information. Such other information and documents as may reasonably be required by the Lenders and their counsel.

   Section 4.2 All Advances. The obligation of the Lenders to make any Advance (including the initial Advance) shall be subject to the following additional conditions precedent, which must be fulfilled as of the dates of the pertinent Notice of Borrowing, and as of the date such Advance is made, as the case may be:

        (a) No Defaults.  There shall exist no Default or Event of Default.

        (b) Compliance with Agreements. The Borrower and each Subsidiary shall have performed and complied with all agreements and conditions contained herein and in each of the Loan Documents which are required to be performed or complied with by the Borrower and each Subsidiary before or on the applicable date.

        (c) No Material Adverse Change. No Material Adverse Effect shall have occurred since the date of the last financial statements delivered pursuant to Section 6.1.

        (d) Continued Compliance. (i) Borrower and each Subsidiary shall be in full compliance with all covenants and agreements contained in this Agreement or any of the other Loan Documents, (ii) no event shall have occurred and be continuing, or would result from the making of the Advance, which constitutes or would constitute a Default or an Event of Default, and

(iii) all of the representations and warranties of Borrower and each Subsidiary in each of the Loan Documents executed by the Borrower and the Subsidiaries shall be true and correct in all material respects.

        (e) Representations and Warranties. The representations and warranties contained in Article 5 hereof and in each of the Loan Documents shall be deemed to be made again on the applicable date, and shall be true in all material respects on such date, with the same force and effect as though made on and as of that date.

        (f) Financial Statements. The most recent financial statements of Borrower delivered pursuant to Section 6.1 shall be true and correct, shall fairly present the financial condition of the Borrower and of its Subsidiaries and shall have been prepared in accordance with GAAP applied on a basis consistent with that of prior periods.

        (g) Solvency/Bankruptcy Proceedings. Borrower shall be Solvent, and no proceeding or case under the United States Bankruptcy Code shall have been commenced by or against the Borrower.

   Section 4.3 Reliance on Certificates. The Lenders may conclusively rely on any certificates received pursuant to Section 4.1 or Section 4.2 until they receive a further certificate of an authorized officer of the Borrower canceling or amending the prior certificate and, in the case of the incumbency certificate provided for in paragraph 4.1(e), submitting the signatures of the officers named in such further certificate.

                                  ARTICLE 5
                      ----------------------------------
                        REPRESENTATIONS AND WARRANTIES

   Section 5.1 To induce the Lenders to make the Loans hereunder, the Borrower represents and warrants to the Lenders as follows:

        (a) Organization and Good Standing; Names.

             (i) The Borrower is a corporation duly organized and existing in good standing under the laws of the state of its incorporation, is duly qualified as a foreign corporation and is in good standing in all states where its failure to do so would have a Material Adverse Effect, and has the corporate power and authority to own its properties and assets and to transact the business in which it is engaged and is or will be qualified in those states where its failure to do so would have a Material Adverse Effect in the future.

             (ii) The Borrower does not own any property or assets in or transact or engage in business under, any name other than "Metro Information Services, Inc." and has not engaged in business under any name other than "Metro Information Services, Inc." for the last five (5) years.

        (b) Authorization and Power.

             (i) The Borrower has the corporate power and requisite authority to execute, deliver and perform the Loan Documents executed or to be executed by it. The Borrower is duly authorized to, and has taken all corporate action necessary to authorize each Person executing the Loan Documents on behalf of it, to execute, deliver and perform the Loan Documents executed by such Person. The Borrower is duly authorized to perform the Loan Documents executed by each such Person.

        (c) No Conflicts or Consents. Except for contracts addressed in
Section 3.4, neither the execution and delivery of the Loan Documents, nor the consummation of any of the transactions therein contemplated, nor compliance with the terms and provisions thereof, will contravene or materially conflict with any provision of law, statute or regulation to which the Borrower is subject or any judgment, license, order or permit applicable to the Borrower, or any indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument to which the Borrower may be bound, or violate any provision of the charter or bylaws or equivalent governing documents of the Borrower which would be reasonably likely to have a Material Adverse Effect. No consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by the Borrower of the Loan Documents or to consummate the transactions contemplated hereby or thereby, except that Borrower makes no representation about compliance with laws governing the assignment of contracts with or receivables from Governmental Authorities or the creation of security interests in accounts and contract rights contracts with Governmental Authorities.

        (d) Enforceable Obligations. The Loan Documents to which the Borrower is a party have been or when executed will be duly executed and delivered by the Borrower and are the legal and binding obligations of the Borrower, enforceable in accordance with their respective terms.

        (e) Financial Condition. (i) The Borrower is Solvent. (ii) The Borrower has delivered to the Lenders copies of (i) the balance sheet of the Borrower as of December 31, 1996, and related statements of income, cash flows and changes in redeemable common stock and shareholders' equity of the Borrower for the year ended such date, certified by KPMG Peat Marwick, LLP, independent auditors; and (ii) the unaudited balance sheet of the Borrower as of March 31, 1997, and related statement of income of the Borrower for the three months ended March 31, 1997. Such financial statements have been prepared in accordance with GAAP applied on a basis consistent with that of prior periods. (iii) There are no obligations, liabilities or Indebtedness (including contingent and indirect liabilities and obligations) of the Borrower which are not reflected in such most recent financial statements and which have caused or are reasonably likely to cause a Material Adverse Effect to occur.

        (f) Full Disclosure. There is no fact known to the Borrower that the Borrower has not disclosed to the Lenders which could have a Material Adverse Effect. Neither the financial statements referenced in paragraph 5.1(e) and
Section 6.1, nor any certificate or statement delivered herewith or heretofore by the Borrower to the Lenders in connection with negotiation of this Agreement and the transactions contemplated by it, contains any untrue statement of a material fact or omits to state any material fact necessary to keep the statements contained herein or therein from being misleading.

        (g) No Default. No event has occurred and is continuing which constitutes a Default or an Event of Default.

        (h) Material Agreements. The Borrower is not in default in any material respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other material agreement or obligation to which it is a party or by which any of its properties are bound, except for violations that, alone or in the aggregate, do not and could not reasonably be expected to have a Material Adverse Effect.

        (i) Taxes. All tax returns required to be filed by the Borrower in any jurisdiction have been filed, or timely extensions of the time for filing of such returns which have not expired have been obtained, and all taxes, assessments, fees and other governmental charges upon the Borrower or upon any of its properties, income or franchises have been paid prior to the time that such taxes could give rise to a lien thereon.

        (j) Principal Office, etc. The chief executive office of the Borrower is at Reflections II, Third Floor, 200 Golden Oak Court, Virginia Beach, Virginia 23452. The Borrower maintains its principal records and books at such address.

        (k) ERISA. (a) No Reportable Event has occurred and is continuing with respect to any Plan; (b) PBGC has not instituted proceedings to terminate any Plan; (c) the Borrower has not (i) incurred any liability to PBGC with respect to any Plan other than for premiums not yet due or payable, or (ii) instituted or does not intend to institute proceedings to terminate any Plan under Sections 4041 or 4041A of ERISA or withdraw from any Multi-Employer Pension Plan (as that term is defined in Section 3(37) of ERISA); (d) each Plan of the Borrower has been maintained and funded in all material respects in accordance with its terms and with all provisions of ERISA and the Code applicable thereto; (e) where applicable, the Borrower has complied with all applicable minimum funding requirements of ERISA and the Code with respect to each Plan; (f) there are no unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) with respect to any Plan of the Borrower which pose a risk of causing a Lien to be created in its assets; (g) no material prohibited transaction under the Code or ERISA has occurred with respect to any Plan of the Borrower, and (h) none of the matters described in
Section 5.1(k) has or could reasonably be expected to have a Material Adverse Effect.

        (l) Compliance with Law. The Borrower is in compliance with all laws, rules, regulations, orders and decrees which are applicable to it, or its business or properties, including without limitation all federal, state and local laws relating to pollution control, health and safety and protection of the environment, as such laws are supplemented or implemented by any regulations, policy or guidance documents ("Environmental Laws"), except for violations of laws which, alone or in the aggregate, do not and could not have a Material Adverse Effect. The Borrower is not subject to any liabilities, whether accrued, or to its knowledge contingent or otherwise, arising from or in any way associated with Environmental Laws, nor is it a potentially responsible party under any Environmental Law.

        (m) Governmental Regulation. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act (as any of the such Acts have been amended), or any other law (other than Regulation X, 12 CFR 224) which regulates the incurring by the Borrower of Indebtedness, including but not limited to laws relating to common contract carriers or the sale of electricity, gas, steam, water, or other public utility services.

        (n) Insider. The Borrower is not, and no Person having "control" (as that term is defined in 12 U.S.C. (Section Sign) 375(b)(5) or in regulations promulgated pursuant thereto) of the Borrower is an "executive officer," "director," or "principal shareholder" (as those terms are defined in 12 U.S.C. (Section Sign) 375(b) or in regulations promulgated pursuant thereto) of any of the Lenders, of a bank holding company of which any of the Lenders is a subsidiary, or of any subsidiary of a bank holding company of which any of the Lenders is a subsidiary, or of any bank at which any of the Lenders maintains a "correspondent account" (as such term is defined in such statute or regulations), or of any bank which maintains a correspondent account with any of the Lenders.

        (o) Property Ownership and Liens. The Borrower owns all of the Collateral and, except for the Liens created by the Security Agreements, there are no liens, encumbrances or claims on or to any of the Collateral, or objections to the title of the Borrower in and to any of the Collateral, or assignments or pledges of any of the Borrower's rights in, to or under any of the Collateral. Upon filing of appropriate financing statements in the Office of the Clerk of the Circuit Court of the City of Virginia Beach, Virginia and with the Virginia State Corporation Commission, the Security Agreements will grant to the Lenders a perfected first priority lien on the Collateral (other than Collateral of a type in which a security interest cannot be perfected by the filing of financing statements), which will not be subject to any prior liens, encumbrances or claims.

        (p) Stock Ownership. John H. Fain controls the right to vote a number of Voting Shares owned by himself, his immediate family or entities owned by them which constitute not less than twenty-five percent (25%) of the Voting Shares of the Borrower.

        (q) Litigation. There is no action, suit, investigation or proceeding pending or threatened, against the Borrower or a Subsidiary, before any court, arbitrator or administrative or governmental body (i) with respect to this Agreement, the Notes or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or with respect to any action taken or to be taken pursuant to any of the Loan Documents, or (ii) which could reasonably be expected to impair the Collateral or have a Material Adverse Effect.

        (r) Subsidiaries. Borrower has no Subsidiaries as of the date of this Agreement.

   Section 5.2 Survival of Representations and Warranties. All representations and warranties herein shall survive delivery of the Notes and other Loan Documents and the making of any Advances and any investigation at any time made by or on behalf of the Lenders shall not diminish the Lenders' right to rely thereon.

                                         ARTICLE 6
                                         ---------
                                    AFFIRMATIVE COVENANTS
                                    ----------------------

   So long as any of the Lenders has any commitment hereunder to make Advances, and until payment in full of the Loans and Notes and full and complete performance of all other Obligations, Borrower agrees that:

   Section 6.1 Financial Statements, Reports and Documents. Borrower shall deliver to each of the Lenders each of the following, which shall be accurate in all respects:

        (a) Quarterly Statements. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter, copies of the consolidated and consolidating balance sheets of the Borrower's consolidated group as of the end of such Fiscal Quarter, and consolidated and consolidating statements of income of the Borrower's consolidated group for the prior 12 month period and current Fiscal Year to date, together with an Accounts Receivable Aging report, all prepared by the Borrower in a manner consistent with past practice and in a form satisfactory to the Lenders (collectively, the "Quarterly Statements"), in each case setting forth in comparative form the figures for the corresponding period of the preceding
Fiscal Year, all in reasonable detail.   Such statements shall also be
accompanied by a statement by an officer of Borrower as to the record stock ownership percentage of John Fain.

        (b) Annual Statements. As soon as available and in any event within ninety (90) days after the close of each Fiscal Year, copies of (i) the consolidated and consolidating balance sheets of the Borrower's consolidated group as of the close of such Fiscal Year and consolidated and consolidating statements of income, cash flows, and changes in shareholders' equity of the Borrower's consolidated group for such Fiscal Year (collectively the "Fiscal Year End Statements"), in each case setting forth in comparative form the figures for the preceding Fiscal Year, all in reasonable detail and accompanied by all normal and reasonable financial notes, and an opinion thereon (which shall not be qualified by reason of any limitation imposed by Borrower) of KPMG Peat Marwick, LLP, or of other independent auditors of recognized national standing selected by the Borrower and satisfactory to the Lenders, to the effect that such financial statements have been prepared in accordance with GAAP consistently applied and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances.

        (c) Audit Reports. Promptly upon receipt thereof, one copy of each written report submitted to the Borrower by independent auditors in any annual, quarterly or special audit made, it being understood and agreed that all audit reports which are furnished to the Lenders pursuant to this Article 6 shall be treated as confidential, but nothing herein contained shall limit or impair the Lenders' right to disclose such reports to any appropriate

Governmental Authority, or to use such information to the extent pertinent to an evaluation of the Obligations, or to enforce compliance with the terms and conditions of this Agreement, or to take any lawful action which any of the Lenders deems necessary to protect its interests under this Agreement;

        (d) Other Reports. To the extent not already provided to satisfy disclosure or reporting requirements set forth elsewhere in this Credit Agreement, promptly upon its becoming available, one copy of each filing of the Borrower with the Securities and Exchange Commission, and all exhibits, or proxy statements sent by the Borrower to shareholders generally, and of any order issued by any Governmental Authority in any proceeding to which the Borrower is a party;

        (e) Compliance Certificate. Within forty-five (45) days after the end of each Fiscal Quarter, a certificate executed by the chief financial officer or chief executive officer of the Borrower, stating that a review of the activities of the Borrower and its consolidated group during such quarter and for the prior twelve (12) month period has been made under his supervision and that the Borrower and its consolidated group has observed, performed and fulfilled each and every obligation and covenant contained herein, that no Default or Event of Default exists hereunder (or, if any does exist, specifying the nature and status thereof), and setting forth a computation in reasonable detail as of the end of the period covered by such statements, of compliance with each paragraph of Section 6.13 and with Section 6.16. Within ninety (90) days after the end of each Fiscal Year, the Borrower shall also provide to the Lenders a certificate of the Borrower's chief financial officer certifying the foregoing with respect to the Borrower's and its consolidated group's activities during the prior Fiscal Year, and, if otherwise already separately prepared, calculations performed by the Borrower's independent certified public accountants, showing compliance as of the end of such Fiscal Year with each paragraph of Section 6.13.

        (f) Other Information. Such other information concerning the business, properties or financial condition of the Borrower or the Subsidiaries as the Lenders may reasonably request from time to time.

   Section 6.2 Payment of Taxes and Other Indebtedness. The Borrower shall pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, before becoming delinquent, and all of its other Indebtedness, except as prohibited hereunder or under the Loan Documents; provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge or levy if and so long as the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate accruals and cash reserves therefor have been established in accordance with GAAP.

   Section 6.3 Maintenance of Existence and Rights; Conduct of Business. The Borrower shall preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and continuously conduct its business in an orderly and efficient manner consistent with good business practices and in accordance with all valid regulations and orders of any Governmental Authority.

   Section 6.4 Other Notices. The Borrower shall immediately, but no later than five (5) Business Days after learning thereof, notify the Lenders of (i) any material adverse change in its financial condition or its business, (ii) any Default or Event of Default hereunder, or any default or event, fact, contingent liability, or condition which with the giving of notice or passage of time or both, could have a Material Adverse Effect, (iii) any default under any other material agreement, contract or instrument to which it is a party or by which any of its properties are bound, or any acceleration of the maturity of any Indebtedness owing by it, (iv) any material adverse claim against or affecting it or any of its properties, and
(v) the commencement of, or any material determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting it which is likely to have a Material Adverse Effect if adversely determined.

   Section 6.5 Compliance with Loan Documents. The Borrower shall comply with any and all covenants and provisions of the Loan Documents within applicable cure periods, if any.

   Section 6.6 Compliance with Material Agreements. The Borrower shall comply in all material respects with all material agreements, indentures, mortgages or documents binding on it or affecting its properties or business, except for violations that alone or in the aggregate, do not and could not have a Material Adverse Effect.

   Section 6.7 Operations and Properties. The Borrower shall act prudently and in accordance with customary industry standards in managing or operating its assets, properties, business and investments. The Borrower shall keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties which are necessary to the conduct of its business.

   Section 6.8 Books and Records; Access. The Borrower shall give any representatives of any of the Lenders, upon forty-eight (48) hours' prior written notice, access during all business hours to, and permit such representative to examine, copy or make excerpts from, any and all books, records and documents in its possession and relating to its affairs, and to inspect any of its properties; provided, however, Lenders' representatives will use their best efforts to avoid disrupting or unreasonably interfering with the operation of Borrower's business. The Borrower shall use its best efforts to cooperate with the Lenders and the Lenders' representatives in completing such examinations and inspections. The Borrower shall maintain complete and accurate books and records of its transactions in accordance with good accounting practices.

   Section 6.9 Compliance with Law. The Borrower shall comply with all applicable laws, rules, regulations, and all orders of any Governmental Authority applicable to it or any of its property, business operations or transactions, a breach of which could have a Material Adverse Effect and upon request, the Borrower shall provide the Lenders with such evidence of compliance as the Lenders may reasonably request.

   Section 6.10 Insurance. The Borrower shall maintain adequate insurance on and as to its properties, assets and business, now owned or hereafter acquired, with responsible companies satisfactory to the Lenders, against such casualties, risks and contingencies, and in such types and amounts, as are consistent in Borrower's good faith judgment with customary practices and standards of companies engaged in similar businesses, and provide the Lenders upon request with certificates evidencing and such other details with respect to, such insurance, as Lenders may reasonably request from time to time.

   Section 6.11 Authorizations and Approvals. The Borrower shall promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable it to comply with its obligations hereunder and under the other Loan Documents, and shall qualify to do business in each state in which it does business.

   Section 6.12 ERISA Compliance. The Borrower shall at all times make prompt payment of all contributions required under all Plans and required to meet the minimum funding standard set forth in ERISA with respect to all Plans.

   Section 6.13 Financial Covenants. The Borrower's compliance with the following financial covenants will be based on the Quarterly Statements and the Fiscal Year End Statements:

        (a) Maximum Funded Debt to Capitalization Ratio. Borrower's Funded Debt to Capitalization Ratio shall be no greater than fifty percent (50%), and the Quarterly Statements delivered pursuant to paragraph 6.1(a) as of such testing dates (as well as Fiscal Year End Statements when a testing date is at Borrower's Fiscal Year End) must reflect compliance with this covenant.

        (b) Minimum Interest Coverage. The Borrower's Interest Coverage Ratio , which shall be tested on a rolling twelve (12) month basis, shall be equal to or greater than 3.0 to 1.0, and the Quarterly Statements delivered pursuant to paragraph 6.1(a) as of such testing dates (as well as Fiscal Year End Statements when a testing date is at Borrower's Fiscal Year End) must reflect compliance with this covenant.

        (c) Minimum Current Ratio. Borrower's Current Ratio shall be equal to or greater than 1.50 to 1.00, and the Quarterly Statements delivered pursuant to paragraph 6.1(a) as of such testing dates (as well as Fiscal Year End Statements when a testing date is at Borrower's Fiscal Year End) must reflect compliance with this covenant.

        (d) Maximum Funded Debt to EBITDA Ratio. Borrower's Funded Debt to EBITDA Ratio, which shall be tested on a rolling twelve (12) month basis, shall not be greater than 3.0 to 1.0, and the Quarterly Statements delivered pursuant to paragraph 6.1(a) as of such testing dates (as well as Fiscal Year End Statements when a testing date is at Borrower's Fiscal Year End) must reflect compliance with this covenant.

        (e) Minimum Net Worth Step Up. Borrower's Net Worth at the end of each Fiscal Quarter and at Fiscal Year End shall be equal to an amount at least as great as ninety percent (90%) of Borrower's Net Worth as of March

31, 1997, plus fifty percent (50%) of Borrower's Net Income from each Fiscal Quarter (including the three month periods ending as of Borrower's Fiscal Year Ends) thereafter (with no provision for losses).

   Section 6.14 Subsidiaries. If the Borrower in the future has any Subsidiaries, then (i) the financial condition and results for any such Subsidiary shall be reflected in Borrower's consolidated financial statements and compliance with respect to the financial covenants set forth in Section
6.13 will be required as to Borrower and the Borrower's Subsidiaries on a consolidated basis, and (ii) each Subsidiary will (x) guarantee payment of the Obligations pursuant to a Guaranty in the form of Exhibit D attached, and
(y) secure such guaranty and the Obligations with a first priority security interest in its accounts and contract rights pursuant to a Security Agreement in the form attached as Exhibit E. Each Subsidiary will also provide to each of the Lenders UCC-1 financing statements reasonably satisfactory to the Lenders to perfect the Lenders' security interests in the Collateral owned by such Subsidiary. In addition, each Subsidiary shall execute Intercompany Loan Documents (including, without limitation, notes, security agreements and UCC financing statements) (the "Intercompany Loan Documents") in a form reasonably satisfactory to the Lenders, and such Intercompany Loan Documents shall evidence loans from the Borrower to such Subsidiary for working capital, acquisition, or other purposes. The Intercompany Loan Documents shall be collaterally assigned to and held in the possession of the Lenders to perfect their security interest therein. In addition, each Subsidiary shall deliver to the Lenders such borrowing resolutions (which resolutions shall include such recitations of consideration and other benefits derived by the Subsidiary from its affiliation with the Borrower as the Lenders may reasonably require), incumbency certificates, good standing certificates, copies of articles of incorporation and bylaws, opinions of counsel and additional information as the Lenders may reasonably request.

   Section 6.15   Acquired Companies.   If an acquisition has occurred
pursuant to Section 7.6, then the calculation of the financial covenants computed under Section 6.13 also will take into account (i) the actual results of operations of the Target for the relevant twelve (12) month period and (ii) the balance sheet of the Target as of the end of the most recent Fiscal Quarter or as of the Fiscal Year End, as the case may be, with adjustments to the Target's balance sheet and operating statements that, in the reasonable judgment of the Lenders, would have occurred if the acquisition had occurred at the beginning of the testing period.

   Section 6.16 Minimum Gross Revenues. Borrower itself (exclusive of Subsidiaries) shall maintain Minimum Gross Revenues generated by contracts for the delivery of goods and/or services in the ordinary course with third parties other than Affiliates of Ninety Million Dollars ($90,000,000) for each twelve (12) month period to be tested on a rolling twelve (12) month basis as of the end of each Fiscal Quarter and as of Fiscal Year End.

   Section 6.17 Stock of Subsidiaries. Borrower shall own one hundred percent (100%) of the stock of all Subsidiaries.

   Section 6.18 Articles and Bylaws. Borrower will notify Lenders of any amendments to its articles of incorporation or bylaws within ten (10) days after such amendment becomes effective.

                                      ARTICLE 7
                                      ----------
                                  NEGATIVE COVENANTS
                                  -------------------

   So long as any of the Lenders has any commitment to make Advances and until payment in full of the Loan and Notes and full and complete payment and performance of all other Obligations, the Borrower agrees that:

   Section 7.1 No Guarantees. Other than Guarantees of a Subsidiary's Indebtedness, the Borrower shall not guarantee the Indebtedness of any other Person.

   Section 7.2 Certain Transactions. The Borrower shall not enter into any transaction with or lend any money to, any Affiliate or their relatives upon terms less favorable to the Borrower than would be obtainable at the time in comparable transactions of the Borrower in arms'-length dealings with Persons other than Affiliates and shall immediately disclose in writing any of said transactions to the Lenders. The foregoing shall not prohibit such transactions which, in the aggregate, do not exceed a value of $250,000 and shall not prohibit the making of loans by Borrower to a Subsidiary pursuant to the Intercompany Loan Documents.

   Section 7.3 Limitation on Sale of Properties; Liens. The Borrower (i) shall not sell, assign, convey, exchange, lease or otherwise dispose of any of its properties, rights, assets or business, whether now owned or hereafter acquired, except in the ordinary course of its business and for a fair consideration (except that the foregoing shall not apply to write offs or write downs of goodwill), (ii) shall not pledge or cause or allow any Lien to be created or permit the existence of any liens, encumbrances, or pledges (a) on any Collateral and (b) except for Permitted Liens, on any other properties, rights, assets, or business, including, without limitation, its leasehold interests, to secure any obligations or otherwise.

   Section 7.4 Name and Accounting Method. The Borrower shall not change its name or chief executive office without the Borrower first giving the Lenders thirty (30) days' advance written notice and in so doing Borrower shall execute such additional documents such as UCC Financing Statements as are requested by the Lenders, and shall not change its method of accounting except as required by GAAP, or with the prior consent of the Lenders, which consent will not be unreasonably withheld.

   Section 7.5 Liquidation, Merger or Consolidation . Borrower will not (i) dissolve or liquidate or (ii) become a party to any merger or consolidation in which Borrower is not the surviving entity.

   Section 7.6 Acquisitions.

        (a) Borrower will not acquire by purchase, lease, exchange of capital stock or otherwise substantially all of the assets or capital stock of a business which is not in the same industry as Borrower and which is not otherwise permitted under this Section 7.6.

        (b) With respect to an acquisition of substantially all the assets or capital stock of a business which is in the same industry as Borrower (the "Target") which, after giving pro forma effect to the acquisition will result in the Funded Bank Debt being equal to or less than $25,000,000, such acquisition shall only be permitted so long as no Defaults or Events of Default have occurred and are continuing and so long as the Borrower has delivered to the Lenders reasonable calculations which demonstrate that had the acquisition of the Target occurred during the prior Fiscal Quarter or during the three month period ended as of the Fiscal Year End (whichever is the most recent), the Borrower would not have been in default under Section
6.13 (after giving effect to Section 6.15). The Borrower shall deliver such calculations to the Lenders within a reasonable time prior to the closing of the acquisition.

        (c) An acquisition of a Target by the Borrower which, after giving pro forma effect to the acquisition will result in, or close at a time when the Borrower's Funded Bank Debt will be more than $25,000,000 in the aggregate will be subject to the Lenders' review and approval, which will include, without limitation, review and approval of the information noted in
Section 7.6(b) above, and any other information the Lenders may reasonably request. For such an acquisition to be permitted, all of the Lenders must agree in their sole and absolute discretion to permit it. Any Lender which fails to respond with either an approval or disapproval to Borrower's request for approval of an acquisition of a Target within ten (10) days of delivery to the Lenders of all information reasonably requested by the Lenders will be deemed to have consented to the acquisition.

   Section 7.7 Indebtedness. The Borrower and its Subsidiaries, in the aggregate, will not incur or suffer to exist any Indebtedness except for (i) the Obligations and the Subsidiary guarantees thereof, (ii) unsecured Indebtedness or Indebtedness secured by Permitted Liens which together in the aggregate will not exceed $2,000,000, (iii) Indebtedness of a Target existing at the time of its acquisition which is either unsecured or secured by assets other than the Collateral, (iv) intercompany indebtedness pursuant to the Intercompany Loan Documents, or (v) guarantees permitted under Section 7.1.

   Section 7.8 Margin Securities. The Borrower shall not, directly or indirectly, use any of the proceeds of the Loan for the purpose, whether immediate, incidental or ultimate, of buying a "margin stock" or maintaining, reducing or retiring any indebtedness originally incurred to purchase a stock that is currently a "margin stock", or for any other purpose that might constitute this transaction a "purpose credit", in each case within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or Regulation G of such Board, or otherwise take or permit to be taken any action that would involve a violation of such Regulation U or Regulation G or of Regulation X or of any other regulation of such Board.

   Section 7.9 Remote Subsidiaries. To the extent Borrower has any Subsidiaries, they shall be direct Subsidiaries of the Borrower, and the Borrower's Subsidiaries shall not have Subsidiaries without the prior written consent of the Lenders, which consent shall not be unreasonably withheld.

                                  ARTICLE 8
                                  ---------
                               INDEMNIFICATION
                               ---------------

   Section 8.1 Indemnity by Borrower. The Borrower shall indemnify, save, and hold harmless the Lenders and their directors, officers, agents, attorneys, and employees (collectively, the "indemnitees") from and against:
(i) any and all claims, demands, actions, or causes of action that are asserted against any indemnitee by any Person if the claim, demand, action, or cause of action directly or indirectly relates to a claim, demand, action, or cause of action that the Person asserts or may assert against the Borrower, any Affiliate of the Borrower or any officer, director, partner or shareholder of the Borrower or any such Affiliate, (ii) any and all claims, demands, actions or causes of action that are asserted against any indemnitee if the claim, demand, action or cause of action directly or indirectly relates to the use of proceeds of the Loan, or the relationship of any of the Borrower and Lenders or any of the Lenders under this Agreement or any transaction contemplated pursuant to this Agreement; (iii) any administrative or investigative proceeding by any Governmental Authority directly or indirectly related to a claim, demand, action or cause of action described in clauses (i) or (ii) above, and (iv) any and all liabilities, losses, costs, or expenses (including attorneys' fees and disbursements) that any indemnitee suffers or incurs as a result of any of the foregoing; provided, however, that the Borrower shall have no obligation under this Section to any indemnitee with respect to any of the foregoing arising out acts or omissions on the part of the indemnitees which constitute the gross negligence or willful misconduct of such indemnitee, or the breach by the Lenders of this Agreement, or the transfer or disposition of any of the Notes by any of the Lenders. If any claim, demand, action or cause of action is asserted against any indemnitee, such indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower's obligations under this Section unless such failure materially prejudices Borrower's right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. If requested by the Borrower in writing and so long as no Default or Event of Default shall have occurred and be continuing, such indemnitee shall (at the Borrower's expense) in good faith contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest. Any indemnitee that proposes to settle or compromise any claim or proceeding for which the Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower's concurrence thereto. Each indemnitee is authorized to employ counsel in enforcing its rights hereunder and in defending against any claim, demand, action, or cause of action covered by this Section; provided, however, that each indemnitee shall endeavor, but shall not be obligated, in connection with any matter covered by this Section which also involves other indemnitees, to use reasonable efforts to avoid unnecessary duplication of effort by counsel for all indemnitees. Any obligation or liability of the Borrower to any indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of the Obligations.

                                      ARTICLE 9
                                      ----------
                                  EVENTS OF DEFAULT
                                  ------------------

   Section 9.1 Events of Default. An "Event of Default" shall exist if any one or more of the following events (herein collectively called "Events of Default") shall occur and be continuing and any Lender has notified Borrower that it is declaring Borrower in default:

        (a) Borrower shall fail to pay when due any principal of, or within fifteen (15) days of when due, any interest on the Loan or Notes or any fee, expense or other payment required hereunder or thereunder or under any of the other Loan Documents;

        (b) any representation or warranty made in this Agreement, or any of the other Loan Documents, or in any certificate or statement furnished or made to the Lenders pursuant hereto or in connection herewith or with the Loan shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made or deemed to be made;

        (c) The Borrower shall fail to perform or comply with any of its covenants or agreements contained herein, or in any of the other Loan Documents or be in default under any of the other Loan Documents; provided that no Event of Default shall exist hereunder with respect to any failure to perform or noncompliance with Sections 6.2, 6.3, 6.7, 6.9, 6.10, 6.11, or 7.4(ii)(b) of
this Agreement unless such nonperformance or noncompliance is not cured within thirty (30) days after the Borrower receives notice thereof from a Lender.

        (d) Borrower shall fail to pay when due any Indebtedness of the Borrower or of any Subsidiary (other than the Obligations) in excess of $250,000 in the aggregate except that failure to pay trade debt incurred in the ordinary course of business shall not be deemed to create an Event of Default hereunder so long as such failure to pay said Indebtedness is due to the Borrower's contesting in good faith, and, in the judgment of the Lenders, for legitimate, commercially reasonable reasons, the amounts due to said trade creditors; or default shall occur in respect of any note, loan agreement or credit agreement relating to any such Indebtedness and such default shall continue for more than the period of grace, if any, specified therein; or any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and shall not be promptly paid or extended;

        (e) any Person executing or bound by any of the Loan Documents asserts that any of the Loan Documents is not or has ceased in whole or in part to be a legal, valid and binding agreement enforceable against such person in accordance with the respective terms thereof, or any of the Loan Documents shall cease to be in whole or in part a legal, valid and binding agreement enforceable against any Person executing the same in accordance with the respective terms thereof, or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective remedies, powers or privileges intended to be created thereby;

        (f) Borrower shall (i) cease to be Solvent or (ii) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of itself or of all or a substantial part of its assets, (iii) file a voluntary petition in bankruptcy, admit in writing that it is unable to pay its debts as they become due or generally not pay its debts as they become due, (iv) make a general assignment for the benefit of creditors, (v) file a petition or answer seeking reorganization of an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, (vi) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or (vii) take corporate action for the purpose of effecting any of the foregoing;

        (g) an involuntary petition or complaint shall be filed against the Borrower seeking bankruptcy or reorganization of the Borrower or the appointment of a receiver, custodian, trustee, intervenor or liquidator of the Borrower, or all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of the Borrower appointing a receiver, custodian, trustee, intervenor or liquidator of the Borrower, or of all or substantially all of the Borrower's assets;

        (h) any final judgment(s) for the payment of money in excess of the sum of $250,000 in the aggregate shall be rendered against the Borrower and such judgment or judgments shall not be satisfied or discharged within ten
(10) days after the entry of said judgment;

        (i) both the following events shall occur: (i) either (x) proceedings shall have been instituted to terminate, or a notice of termination shall have been filed with respect to, any Plan (other than a Multi-Employer Pension Plan as that term is defined in Section 3(37) of ERISA) by the Borrower, PBGC or any representative of any thereof, or any such Plan shall be terminated, in each case under Section 4041 or 4042 of ERISA, or (y) a Reportable Event, the occurrence of which would cause the imposition of a lien under Section 4068 of ERISA, shall have occurred with respect to any Plan (other than a Multi-Employer Pension Plan as that term is defined in Section 3(37) of ERISA) and be continuing for a period of sixty
(60) days; and (ii) the sum of the estimated liability to PBGC under Section 4062 of ERISA and the currently payable obligations of the Borrower to fund liabilities (in excess of amounts required to be paid to satisfy the minimum funding standard of Section 412 of the Code) under the Plan or Plans subject to such event shall exceed ten percent (10%) of Tangible Net Worth at such time as reflected on Borrower's consolidated balance sheet;

        (j) any or all of the following events shall occur with respect to any Multi-Employer Pension Plan (as that term is defined in Section 3(37) of ERISA) to which Borrower contributes or contributed on behalf of its employees:
(i) the Borrower incurs a withdrawal liability under Section 4201 of ERISA; or
(ii) any such plan is "in reorganization" as that term is defined in Section 4241 of ERISA; or (iii) any such Plan is terminated under Section 4041A of ERISA and the Lenders determine in good faith that the aggregate liability likely to be incurred by the Borrower, as a result of all or any of the events specified in Subsections (i), (ii) and (iii) above occurring, has or will have a Material Adverse Effect;

        (k) there shall occur any change in the condition (financial or otherwise) of the Borrower or of a Subsidiary, which, in the sole discretion of Lenders, has a Material Adverse Effect;

        (l)  the dissolution or termination of existence of the Borrower; or

        (m) any uninsured loss, theft, damage or destruction to or of any material part of the Collateral.

        (n) John H. Fain ceases to control the right to vote a number of Voting Shares owned by himself, his immediate family or entities owned by them which constitute at least twenty-five percent (25%) of the issued and outstanding Voting Shares of Borrower.

        (o) Borrower or any Subsidiary ceases to be duly authorized to perform the Loan Documents.

        (p) any encumbrance, or the making of any levy, seizure or attachment, on or of the Collateral related to Indebtedness in excess of the sum of $250,000 in the aggregate which is not released or discharged within ten (10) days after the occurrence thereof.

        (q) any Subsidiary shall fail to perform or comply with any of its covenants or agreements contained in any of the Loan Documents to which it is a party or be in default under any of the Loan Documents.

    Section 9.2 Remedies Upon Event of Default. If an Event of Default shall have occurred and be continuing, then any one or more of the Lenders may exercise any one or more of the following rights and remedies, and any other remedies provided in any of the Loan Documents or available under applicable law, as any of the Lenders, each in its sole discretion, may deem necessary or appropriate: (i) terminate any or all of the Lenders' Commitments hereunder, (ii) declare the principal of, and all interest then accrued on any or all of the Loan and Notes and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration or of intention to accelerate or other notice of any kind, all of which Borrower hereby expressly waives, anything contained herein or in the Notes to the contrary notwithstanding, (iii) reduce any claim to judgment, and/or (iv) without notice of default or demand, pursue and enforce any of the Lenders' rights and remedies under the Collateral Documents and other Loan Documents, or otherwise provided under or pursuant to any applicable law or agreement; provided, however, that if any Event of Default specified in Sections 9.1(f) and 9.1(g) shall occur, the principal of, and all interest on, the Notes and other liabilities hereunder shall thereupon become due and payable concurrently therewith, and the Lenders' obligations to lend shall immediately terminate hereunder, without any further action by the Lenders and without presentment, demand, protest, notice of default, notice of acceleration or of intention to accelerate or other notice of any kind, all of which the Borrower hereby expressly waives. All amounts payable by the Borrower at any time hereunder and its Notes to each Lender shall be separate and independent debts, and each Lender shall, subject to the provisions of the next sentence, be entitled to protect and enforce its rights arising out of this Agreement and its Notes, and, subject to the provisions of the next sentence, it shall not be necessary for any other Lender to consent to, or be joined as an additional party in, any proceedings for such purposes. Each Lender agrees that no Lender shall have any right individually to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be executed by the Lenders acting jointly upon the terms of such Loan Documents and this Agreement.

    Section 9.3 Notices of Default. The Lenders shall give notice to Borrower under any provision of Section 9.1 requiring notice as a pre-condition to maturity of an Event of Default. Promptly after becoming aware of any Default or Event of Default, or the likelihood of any violation of or noncompliance with any provision of this Agreement or any of the other Loan Documents by the Borrower, each of the Lenders shall promptly notify each of the other Lenders thereof.

    Section 9.4 Performance by Lenders. Should the Borrower or any Subsidiary fail to perform any covenant, duty or agreement contained herein or in any of the Loan Documents, the Lenders may perform or attempt to perform such covenant, duty or agreement on its behalf. In such event, Borrower so requested shall, at the request of any of the Lenders, promptly pay any amount reasonably expended by such Lender in such performance or attempted performance, to such Lender at such Lender's principal office noted in Section 10.6, together with interest thereon at the lesser of the Default Rate or the Maximum Rate, from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that the Lenders assume no liability or responsibility for the performance of any duties of the Borrower or of any Subsidiary hereunder or under any of the Loan Documents or other control over the management and affairs of the Borrower.


                                  ARTICLE 10
                                MISCELLANEOUS

    Section 10.1 Strict Compliance. If any action or failure to act by the Borrower violates any covenant or obligation contained herein, then such violation shall not be excused by the fact that such action or failure to act would otherwise be required or permitted by any covenant (or exception to any covenant) other than the covenant violated.

    Section 10.2 Modification. All waivers of any provision of any Loan Document, or consents to departures by the Borrower or any Subsidiary therefrom, shall be effective only if the same shall be in writing executed by all of the Lenders, and then shall be effective only in the specific instance and for the purpose for which given.

    Section 10.3 Accounting Terms and Reports. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP consistently applied on the basis used by the Borrower in prior years. All financial reports furnished by the Borrower to the Lenders pursuant to this Agreement shall be prepared in such form and such detail as shall be satisfactory to the Lenders, shall be prepared on the same basis as those prepared by the Borrower in prior years (subject to the qualification set forth in the first sentence of this Section 10.3), and shall be based upon the same financial reports as those furnished to the Borrower's officers and directors. All financial projections furnished by the Borrower to the Lenders pursuant to this Agreement shall be prepared on the same basis and presented in the same form (or such other form as the Lenders may approve) as the financial projections previously furnished by the Borrower to the Lenders (subject to the qualification set forth in the first sentence of this Section 10.3).

    Section 10.4 Waiver. No failure to exercise, and no delay in exercising, on the part of the Lenders, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of the Lenders hereunder and under the other Loan Documents shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

    Section 10.5 Payment of Expenses. Borrower agrees to pay all costs and expenses of the Lenders (including, without limitation, the reasonable attorneys' fees of each of the Lenders' legal counsel) incurred by the Lenders in connection with the preservation and enforcement of their rights under this Agreement, the Notes, and/or the other Loan Documents, and all reasonable costs and expenses of the Lenders (including without limitation the reasonable fees and expenses of their legal counsel) in connection with the negotiation, preparation, execution and delivery of this Agreement, the Notes, and the other Loan Documents and any and all amendments, modifications and supplements thereof or thereto. The Lenders agree that the Borrower's costs for Lenders' counsel in connection with the preparation of the Intercompany Loan Documents, the Guaranty, the Security Agreement and the UCC-1 Financing Statements to be executed by a Subsidiary shall not exceed $500.

    Section 10.6 Notices. Except for telephonic notices permitted herein, any notices or other communications required or permitted to be given by this Agreement or any other documents and instruments referred to herein must be (i) given in writing and personally delivered or mailed by prepaid certified or registered mail, or (ii) made by facsimile delivered or transmitted, to the party to whom such notice of communication is directed, to the address of such party as follows:

        (a) Borrower:

            Metro Information Services, Inc.
            Reflections II
            Third Floor, 200 Golden Oak Court
            Virginia Beach, Virginia 23452
            Attention: Mr. John H. Fain
            Facsimile No. 757-306-0251

            with a copy to:

            Stephen W. Burke, Esq.
            Clark & Stant, P.C.
            One Columbus Center
            Virginia Beach, Virginia 23462
            Facsimile No. 757-473-0395

        (c) Lenders:

            Crestar Bank
            P.O. Box 2600
            Five Main Plaza East
            Norfolk, VA 23501-2600
            Attention: Joel S. Rhew
            Facsimile No. 757-624-5457

            NationsBank, N.A.
            Commercial Banking
            One Commercial Place
            Third Floor
            Norfolk, VA 23510-2103
            Attention: Nancy A. Asplen
            Facsimile No. 757-441-8237

            Signet Bank
            Signet Bank Building
            Eighth Floor
            500 East Plume Street
            Norfolk, VA 23510
            Attention: John P. Matson
            Facsimile No. 757-640-4291

    Any notice to be mailed or personally delivered may be mailed or delivered to the principal offices of the party to whom such notice is addressed. Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is mailed or personally delivered as aforesaid or, if transmitted by facsimile, , on the day that such notice is transmitted as aforesaid; provided, however, that any telephonic or other notice received by the Lenders after 11 a.m. (Norfolk, Virginia time) on any day from Borrower with respect to a Notice of Borrowing shall be deemed for the purposes of such Section to have been given by Borrower on the next succeeding Business Day. Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to this Section 10.6.

    Section 10.7 Governing Law. This Agreement has been prepared, is being executed and delivered, and is intended to be performed in the Commonwealth of Virginia, and the substantive laws of such state and the applicable federal laws of the United States of America shall govern the validity, construction, enforcement and interpretation of this Agreement and all of the other Loan Documents.

    Section 10.8 Choice of Forum; Consent to Service of Process and Jurisdiction. Any suit, action or proceeding against the Borrower, or any Lender with respect to this Agreement, the Notes or any of the other Loan Documents, or any judgment entered by any court in respect thereof, may be brought in the courts of the Commonwealth of Virginia, or in the United States courts located in the Commonwealth of Virginia as the Lenders or the Borrower, as the case may be, in their sole discretion may elect, and the Borrower and each Lender hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. THE BORROWER AND EACH LENDER WAIVES THEIR RIGHT TO TRIAL BY JURY. The Borrower hereby further agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the Commonwealth of Virginia may be brought upon the Borrower's Process Agent. The Borrower and each Lender hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the Notes brought in the courts located in the Commonwealth of Virginia, City of Virginia Beach, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

    Section 10.9 Intentionally Omitted.

    Section 10.10 Invalid Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable under present or future laws during the term of this Agreement,


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

such provision shall be fully severable; such Loan Document shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of such Loan Document; and the remaining provisions of such Loan Document shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from such Loan Document. Furthermore, in lieu of each such illegal, invalid or unenforceable provision shall be added as part of such Loan Document a provision mutually agreeable to the Borrower and Lenders as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. The effective date of the added provision shall be the date upon which the prior provision was held to be illegal, invalid or unenforceable.

    Section 10.11 Maximum Interest Rate. Regardless of any provision contained in any of the Loan Documents, the Lenders shall never be entitled to receive, collect or apply as interest on the Notes any amount in excess of interest calculated at the Maximum Rate, and, in the event that the Lenders ever receive, collect or apply as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligation is paid in full, any remaining excess shall forthwith be paid to Borrower.

    Section 10.12 Nonliability of Lenders. The relationship between the Borrower and the Lenders is, and shall at all times remain, solely that of borrower and lender. Lenders neither undertake nor assume any responsibility or duty to the Borrower to review, inspect, supervise, pass judgment upon, or inform them of any matter in connection with any phase of their business, operations, or condition, financial or otherwise. The Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment, or information supplied to the Borrower by the Lenders in connection with any such matter is for the protection of the Lenders, and neither the Borrower nor any third party is entitled to rely thereon.

    Section 10.13 Offset. The Borrower hereby grants shall grant to the Lenders the right of offset, to secure repayment of the Notes and other Obligations, upon any and all moneys, securities or other property of the Borrower and the proceeds therefrom, now or hereafter held or received by or in transit to any of the Lenders, from or for the account of Borrower, whether for safe keeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of the Borrower, and any and all claims of the Borrower against any of the Lenders at any time existing.

    Section 10.14 Sharing Set Off. Each Lender agrees that if it shall, by exercising any right of set-off, counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to the Loan which is greater than the proportion received by any other Lender in respect to the aggregate amount of principal and interest due it with respect to the Loan, the Lenders receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Lender, and such other adjustments shall be made, as may be required so that all such payments shall be shared by the Lenders pro rata in proportion to the amounts of their principal and interest due to them with respect to the Loans at the time such payment is received; provided that nothing in this


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

Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise for the payment of indebtedness of the Borrower other than the Obligations.

    Section 10.15 Binding Effect; Successors and Assigns. The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and any future Subsidiary neither their respective successors, assigns and legal representatives; provided, however, that the Borrower may not, without the prior written consent of the Lenders, assign any rights, powers, duties or obligations thereunder. In furtherance of the foregoing, each Lender shall be entitled at any time to grant participations and/or assign, sell, or otherwise transfer or hold any or all of its rights and/or obligations under this Agreement, the Loan Documents, or any Loan or Note to any Person. No such participation, assignment, sale, or other transfer shall relieve any Lender from its obligations hereunder and the Borrower need deal solely with the Lenders with respect to waivers, modifications and consents to this Agreement, the Loan Documents or the Notes. Upon a participation, assignment, sale, or transfer in accordance with the foregoing, the Borrower, at Lender's reasonable expense, shall execute such documents and do such acts as any Lender reasonably requests to effect such assignment, sale or transfer. Any Lender may furnish any information concerning the Borrower in its possession from time to time to prospective participants, assignees or transferees.

    Section 10.16 Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

    Section 10.17 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

    Section 10.18 Survival. All representations and warranties made by the Borrower herein shall survive delivery of the Notes and other Loan Documents, and actions of the Lenders thereunder.

    Section 10.19 No Third Party Beneficiary. The parties do not intend the benefits of this Agreement to inure to any third party, nor shall this Agreement be construed to make or render the Lenders liable to any materialman, supplier, contractor, subcontractor, purchaser or lessee of any property owned by the Borrower, or for debts or claims accruing to any such persons against the Borrower. Notwithstanding anything contained herein or in the Notes, or in any other Loan Document, or any conduct or course of conduct by any or all of the parties hereto, before or after signing this Agreement or any other Loan Document, nothing shall be construed as creating any right, claim or cause of action against the Lenders, or any of the Lenders' officers, directors, agents or employees, in favor of any materialman, supplier, contractor, subcontractor, purchaser or lessee of any property owned by the Borrower, nor to any other person or entity other than the Borrower.

    Section 10.20 Several Obligations. The obligations and liabilities of the Lenders hereunder are several. Neither the failure of any Lender to carry out its obligations hereunder nor of this Agreement to be duly authorized, executed and delivered by any Lender shall relieve


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

any other Lender of its obligations hereunder (or affect the rights hereunder of such other Lender). No Lender shall be responsible for the obligations of, liabilities of, or any action taken or omitted by, any other Lender hereunder.

    Section 10.21 Increased Costs. If at any time while the Commitments are in effect, any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) that, as a result of any change in any applicable law or government rule, regulation or order (or any interpretation thereof and including the enactment of any law or governmental rule, regulation or order) or compliance by such Lenders with any request or directive (whether or not having the force of law and including a request or requirement which affects the manner in which the Lender allocates capital resources to any of its commitments, including its commitment hereunder) of any government authority, agency, or instrumentality having jurisdiction, the cost to such lender of maintaining its Commitment is increased, then such Lender shall promptly notify Borrower thereof and in each such case upon demand from time to time by such Lender (furnished to Borrower), Borrower shall promptly pay to such Lender such additional amount or amounts as shall compensate the Lender for such increased costs, together with interest on each such amount from the date demanded until payment in full thereof at the Prime Rate; provided that this Section 10.20 shall not cover or be applicable to costs arising by virtue of an increase in income tax rates. A certificate of the affected Lender to Borrower as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrower. In determining such amount or amounts, the Lender may use any method of averaging and attribution as it (in its sole and absolute discretion) shall deem applicable.

    Section 10.22 Multiple Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

    Section 10.23 Seal. This Agreement is executed and delivered upon seal, and the designation "[SEAL]" on this Agreement shall be as effective as the affixing of a seal physically thereto.

    Section 10.24 Conflicts Among Loan Documents. If the provisions of any other Loan Document conflict with any provision of this Credit Agreement, the provision of this Credit Agreement will supercede and control.



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

    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                  BORROWER:

                                  METRO INFORMATION SERVICES, INC.


[SEAL]                            By: /s/ Robert J. Eveleigh
                                     -----------------------------
                                  Title: Vice President and CFO
                                  Address: 200 Golden Oak Court
                                           Virginia Beach, VA  23452


                                  LENDERS:

                                  NATIONSBANK, N.A.


[SEAL]                            By: /s/ Nancy Asplen
                                     -----------------------------
                                  Title: Vice President
                                  Address:   One Commercial place
                                             Norfolk, VA 23510
                                             Attn: Nancy A. Asplen


                                  SIGNET BANK


[SEAL]                            By: /s/ John P. Matson
                                     -----------------------------
                                  Title: Executive Vice President
                                  Address:   Signet Bank Building
                                             8th Floor
                                             500 East Plume Street
                                             Norfolk, VA 23510
                                             Attn: John P. Matson


                                  CRESTAR BANK

[SEAL]                            By: /s/ Joel Rhew
                                     -----------------------------
                                  Title: Senior Vice President
                                  Address:   5 Main Plaza East
                                             Norfolk, VA 23510
                                             Attn: Joel S. Rhew

EXHIBITS

              A.   Form of Note
              B.   Form of Security Agreement
              C.   Form of Signet Term Note
              D.   Form of Subsidiary Guaranty
              E.   Form of Subsidiary Security Agreement

EXHIBIT A

SEE FORM NOTE ATTACHED

EXHIBIT B

SEE FORM SECURITY AGREEMENT ATTACHED

EXHIBIT C

SEE FORM OF SIGNET TERM NOTE ATTACHED

EXHIBIT D

SEE FORM OF SUBSIDIARY GUARANTEE ATTACHED

EXHIBIT E

SEE FORM SUBSIDIARY SECURITY AGREEMENT ATTACHED

SCHEDULE 1.1

                        GRID PERFORMANCE MODEL ("GPM")

            FUNDED DEBT                        APPLICABLE SPREAD
          TO EARNINGS RATIO
                                                  COMPONENT
--------------------------------------------------------------------------
>2.50/3.0                                           90 bps
>1.50 / 2.50                                        70 bps
>0.50 / 1.50                                        50 bps
/ 0.50                                              35 bps


    In the event the Funded Debt to EBITDA Ratio is equal to or greater than 3.0, the Default Rate shall apply.



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

SCHEDULE 2.2

                            UNUSED COMMITTMENT FEES


        FUNDED DEBT TO
         EBITDA RATIO       SIGNET       CRESTAR      NATIONSBANK
      ------------------  -----------  -----------  ---------------

            > 2.5           .3125         .3125            .25
         1.5--2.5           .2500         .2500         .18725
          .5--1.5           .1875         .1875           .125
               .5           .1875         .1250           .125



    The "Unused Commitment" amount for purposes of determining the Unused Commitment fee for any Fiscal Quarter shall be equal to the amount of each Lender's total Commitment, minus the average daily amounts of the Loan actually outstanding during such Fiscal Quarter just ended or calendar month, as the case may be.



                                      51